Exhibit 10.6

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GULFSTREAM NATURAL GAS SYSTEM, L.L.C.
A Delaware Limited Liability Company
February 28, 2007

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EXHIBIT:
          A — Members

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GULFSTREAM NATURAL GAS SYSTEM, L.L.C.
A Delaware Limited Liability Company
     This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF GULFSTREAM NATURAL GAS SYSTEM, L.L.C., (this “Agreement”), dated as of February 28, 2007 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by SPECTRA ENERGY SOUTHEAST PIPELINE CORPORATION (f/k/a Duke Energy Southeast Pipeline Corporation), a Delaware corporation (“SESP”), and WGP GULFSTREAM PIPELINE COMPANY, L.L.C., a Delaware limited liability company (“WGPG”).
RECITALS
     1. ANR Gulfstream, L.L.C., a Delaware limited liability company (“ANRG”), and Coastal Southern Pipeline Company, a Delaware corporation (“Coastal Southern”), formed Gulfstream Natural Gas System, L.L.C. by filing a Certificate of Formation with the Secretary of State of Delaware (the “Delaware Certificate”) as initial members of the Company.
     2. On February 1, 2001, SESP and WGPG acquired the entire Membership Interest (as hereinafter defined) of ANRG and Coastal Southern, comprising all of the Membership Interests in the Company, and SESP and WGPG entered into an Amended and Restated Limited Liability Company Agreement of the Company, dated February 1, 2001, as amended October 28, 2003 (the “LLC Agreement”).
     3. SESP holds a Membership Interest in the Company having a Sharing Ratio (as hereinafter defined) of 50% and WGPG holds a Membership Interest in the Company having a Sharing Ratio of 50%.
     4. SESP and WGPG desire to amend and restate the LLC Agreement as provided herein and the terms of this Agreement shall hereafter govern the business and management of the Company.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SESP and WGPG hereby agree that the LLC Agreement is hereby amended and restated in its entirety, as follows:
ARTICLE 1 DEFINITIONS
     1.01 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
     AAA - Section 11.03(b).
     Acquisition Capital Opportunity - a Capital Opportunity to acquire facilities from another Person, rather than to construct such facilities.

     Act - the Delaware Limited Liability Company Act.
     Additional Contribution - Section 4.06(a).
     Additional Contribution Member - Section 4.06(a).
     Affiliate - with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent; provided, with respect to any Member, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if a general partner of such limited partnership is Controlled by such Member’s Parent, or (z) a limited liability company or a Person controlled by a limited liability company if the managing member of the limited liability company is Controlled by such Member’s Parent; provided further, for purposes of this Agreement the Company shall not be an Affiliate of any Member.
     Affiliate’s Outside Activities - Section 6.04(b).
     Affirmative Acquisition Vote - Section 7.03(c).
     Affirmative Construction Vote - an affirmative vote of the Management Committee to commit the Company to construct any Construction Capital Opportunity.
     AFUDC - allowance for funds used during construction.
     Agreement - introductory paragraph.
     Alternate Representative - Section 6.02(a)(i).
     ANRG - Recital 1.
     Appraisal Committee - Section 13.11(c).
     Approved Precedent Agreement - an agreement between the Company and a prospective shipper of natural gas through the Facilities that involves the commitment by such shipper to pay demand charges in return for a firm transportation obligation on the part of the Company, in each case subject to the satisfaction of one or more conditions precedent, and that has been approved by an affirmative vote of the Management Committee.
     Arbitration Notice - Section 11.02(c).
     Arbitrator - Section 11.03(a).
     Assignee - any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided, however, that, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 3.03(b)(iii).

Subject to the Preferential Right set forth in Section 3.03(b), the Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding-up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.
     Authorizations - licenses, certificates, permits, orders, approvals, determinations and authorizations from Governmental Authorities having valid jurisdiction.
     Available Cash - with respect to any Quarter ending prior to the dissolution or liquidation of the Company, and without duplication:
     (a) the sum of all cash and cash equivalents of the Company on hand at the end of such Quarter, less
     (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Management Committee to (i) provide for the proper conduct of the business of the Company (including reserves for future maintenance capital expenditures and for anticipated future credit needs of the Company) subsequent to such Quarter or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; provided, however, that distributions made by the Company or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Management Committee so determines.
     Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a liquidation or dissolution of the Company occurs and any subsequent Quarter shall be deemed to equal zero.
     Bankruptcy or Bankrupt - with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
     Bartow Project - the expansion from an interconnection with the Company’s existing Line No. 200 in Tampa Bay, Florida to an interconnection with Florida Power Corporation d/b/a Progress Energy Florida, Inc.’s Bartow Plant, consisting of approximately 20 miles of 30-inch pipeline, approximately 45,000 horsepower of compression at two locations at the Company’s Stations 100 and 200, and associated metering and regulation facilities.
     Breaching Member - a Member that (a) has committed a failure or breach of the type described in the definition of “Default,” (b) has received a notice of the type described in such definition of “Default,” and (c) has not cured such failure or breach, but as to which the applicable cure period set forth in such definition of “Default” has not yet expired.
     Business Day - any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas are closed.
     Buy-out Right - Section 3.03(b)(vi)(A).
     Capital Account - the account maintained by the Company for each Member in accordance with the LLC Agreement and to be maintained by the Company for each Member from and after the Effective Date in accordance with Section 4.05.
     Capital Budget - the annual capital budget for the Company that is approved (or deemed approved) pursuant to Section 6.02(i)(iii)(B). The Capital Budget shall cover all items that are classified as capital items under Required Accounting Practices, but it shall not include Capital Opportunities.
     Capital Call - Section 4.01(a).
     Capital Contribution - with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.
     Capital Opportunity - a business opportunity to construct or acquire facilities in order (a) to modify, improve, expand or increase the capacity of the Facilities, or any portion thereof, after the applicable Affirmative Construction Vote for any Construction Capital Opportunity or after the applicable Affirmative Acquisition Vote (except in connection with customary or emergency repairs, replacements or maintenance), including looping or adding compression, or (b) to provide a new point of delivery or receipt of natural gas for the Facilities, including lateral pipelines or extensions except for minor taps that are fully reimbursable by a third party.
     Certified Public Accountants - a firm of independent public accountants selected from time to time by the Management Committee.

     Change Exercise Notice - Section 3.03(b)(vi)(A).
          Change of Member Control - with respect to any Member, an event (such as a Disposition of voting securities or other equity interests) that causes such Member to cease to be Controlled by such Member’s then Parent; provided, however, that the term “Change of Member Control” shall not include any of the following events:
     (a) an event that causes such Member’s then Parent to be Controlled by another Person;
     (b) an event that involves the Disposition of voting securities or other equity interests of such Member but also involves the Disposition of other assets having a greater value than the larger of (i) the fair market value of such Member’s Membership Interest or (ii) the Sharing Ratio of such Member times $400 million;
     (c) an event that involves the Disposition of voting securities or other equity interests of a Person that Controls such Member if such Person also owns assets (other than the voting securities or other equity interests of such Member) that have a greater value than the larger of (i) the fair market value of such Member’s Membership Interest or (ii) the Sharing Ratio of such Member times $400 million;
     (d) a Deemed Membership Disposition or a Disposition that is covered by the terms of Section 3.03(b)(ii);
     (e) in the case of a Member that is a publicly traded partnership or is Controlled by a publicly traded partnership, any Disposition of or issuance of new units representing limited partner interests by such publicly traded partnership, whether to an Affiliate or an unrelated party and whether or not such units or interests are listed on a national securities exchange or quotation service; and
     (f) the spin-off transaction that was concluded on or about January 1, 2007, by Duke Energy Corporation that resulted in Spectra Energy Corp being the Parent of SESP.
     Change Purchasing Member - Section 3.03(b)(vi)(A).
     Change Unexercised Portion - Section 3.03(b)(vi)(A).
     Changing Member - Section 3.03(b)(vi)(A).
     Claim - any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.
     Coastal Southern – Recital 1.

     Code - the Internal Revenue Code of 1986.
     COM Agreement – Section 6.03(a).
     Company – Gulfstream Natural Gas System, L.L.C.
     Confidential Information - information and data (including all copies thereof) that is furnished or submitted by any of the Members, their Affiliates, or GMOS, whether oral, written, or electronic, to the other Members, their Affiliates, or GMOS in connection with the Facilities and the resulting information and data obtained from those studies, including market evaluations, market proposals, service designs and pricing, pipeline system design and routing, cost estimating, rate studies, identification of permits, strategic plans, legal documents, environmental studies and requirements, public and governmental relations planning, identification of regulatory issues and development of related strategies, legal analysis and documentation, financial planning, gas reserves and deliverability data, studies of the natural gas supplies for the Facilities, and other studies and activities to determine the potential viability of the Facilities and their design characteristics, and identification of key issues. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:
     (a) is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates or GMOS in contravention of this Agreement;
     (b) as to any Member or its Affiliates or GMOS, was in the possession of such Member or its Affiliates or GMOS prior to the execution of the Confidentiality Agreements or any other Prior Agreement; or
     (c) has been independently acquired or developed by a Member or its Affiliates or GMOS without violating any of the obligations of such Member or its Affiliates or GMOS under the Confidentiality Agreements, any other Prior Agreement, the COM Agreement or this Agreement.
     Construction Capital Opportunity - a Capital Opportunity to construct facilities, rather than to acquire such facilities from another Person.
     Contract Decision - Section 6.04(c).
     Contributing Member - Section 4.06(a).
     Control - the possession, directly or indirectly, through one or more intermediaries, of the following:
     (a) (i) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to 25% or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, 50% or more of the beneficial interest therein; and (iv) in the case of any other entity, 50% or more of the economic or beneficial interest therein; provided, however, in the case of a limited partnership, “Control” shall mean possession, directly or indirectly through one or more intermediaries, of, (A) in the case where the general partner of such limited partnership is a corporation, ownership of 50% or more of the outstanding voting securities of such corporate general partner, (B) in the case where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to 25% or more of the distributions from such general partner entity, and (C) in the case where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under clause (A) or (B), in each case, notwithstanding that the Person with respect to which Control is being determined does not possess, directly or indirectly through one or more subsidiaries, the right to receive at least 25% of the distributions from such limited partnership; and
     (b) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise predominant control over the management of the entity.
     Control Notice - Section 3.03(b)(vi).
     Cost -with respect to the Initial Facilities or any Capital Opportunity, the sum of all costs and expenses, including AFUDC, and borne by the Company for the acquisition, business development, planning, design, engineering, financing, marketing, permitting, construction and other activities required for start-up of the Initial Facilities or Capital Opportunity (as applicable), and securing all Authorizations required therefor.
     Day - a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.
     Deemed Membership Disposition - with respect to any Membership Interest that is owned by a Person that owns no assets other than such Membership Interest and assets that are directly related thereto, a Disposition of all of the voting securities or other equity interests of such Person.
     Deemed Tax Disposition- Section 3.03(b)(iv)(E)(III).
     Default - with respect to any Member,
     (a) the failure of such Member to contribute, within 10 Days of the date required, all or any portion of a Capital Contribution that such Member is required to make as provided in this Agreement or
     (b) the failure of a Member to comply in any material respect with any of its other agreements, covenants or obligations under this Agreement, or the failure of any representation or warranty made by a Member in this Agreement to have been true and correct in all material respects at the time it was made, in each case if such breach is not cured by the applicable Member within 30 Days of its receiving notice of such breach from any other Member (or, if such breach is not capable of being cured within such 30-Day period, if such Member fails to promptly commence substantial efforts to cure such breach or to prosecute such curative efforts to completion with continuity and diligence). The Management Committee may, but shall have no obligation to, extend the foregoing 10-Day and 30-Day periods.
     Default Rate - a rate per annum equal to the lesser of (a) a varying rate per annum equal to the sum of (i) the prime rate as published in The Wall Street Journal, with adjustments in that varying rate to be made on the same date as any change in that rate is so published, plus (ii) 2% per annum, and (b) the maximum rate permitted by Law.
     Delaware Certificate – Recital 1.
     Dispose, Disposing or Disposition - with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), (ii) a conversion of such entity into another type of entity, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.
     Disposing Member - Section 3.03(b)(ii)(A).
     Disposition Notice - Section 3.03(b)(ii)(A).
     Dispute - Section 11.01.
     Disputing Member - Section 11.01.
     Dissolution Event - Section 12.01.
     Effective Date - introductory paragraph.
     Encumber, Encumbering, or Encumbrance - the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

     Estimated Cost -with respect to the Initial Facilities or any Capital Opportunity, the estimated Cost thereof, as determined pursuant to Section 7.02(b) or 7.03(a), as applicable.
     Exercise Notice - Section 3.03(b)(ii)(A).
     Facilities - (a) the Initial Facilities and (b) any Capital Opportunities that are approved by the Management Committee and constructed or acquired in accordance with Section 7.02 or 7.03 (as applicable).
     Fair Market Value - (a) the fair market cash value of the Membership Interest of the Changing Member as determined pursuant to the terms of Section 13.11(b), or (b) the fair market cash value of the consideration to be paid to the Disposing Member pursuant to the proposed Disposition as determined pursuant to the terms of Section 13.11(a), as applicable.
     FERC - the Federal Energy Regulatory Commission or any Governmental Authority succeeding to the powers of such commission.
     FERC Application - the document pursuant to which application for a certificate(s) of public convenience and necessity is made under Section 7 of the NGA to the FERC by the Company for authority to construct, own, acquire and operate, and provide service on, the Initial Facilities or the facilities related to any Capital Opportunity (as applicable), including any applicable amendment thereof.
     FERC Certificate - the certificate(s) of public convenience and necessity issued by the FERC pursuant to any FERC Application.
     FERC Response Date - 30 Days following the date upon which the FERC has issued the applicable FERC Certificate.
     Financing Commitment - definitive agreements between one or more financial institutions or other Persons and the Company or the Financing Entity pursuant to which such financial institutions or other Persons agree, subject to the conditions set forth therein, to lend money to, or purchase securities of, the Company or the Financing Entity, the proceeds of which shall be used to finance all or a portion of the Initial Facilities or any Capital Opportunity (as applicable).
     Financing Entity - a corporation, limited liability company, trust or other entity that may be organized for the purpose of issuing securities, the proceeds from which are to be advanced directly or indirectly to the Company to finance all or a portion of the Initial Facilities or any Capital Opportunity (as applicable).
     First Side - Section 13.11(c).
     FMV Notice - Section 13.11(c).
     Gas Transportation Service Agreements - the gas transportation service agreements by and between the Company or its designee and the Shippers for the transportation of natural gas through the Initial Facilities or any Capital Opportunity (as applicable).

     GMOS – Gulfstream Management & Operating Services, L.L.C., a Delaware limited liability company.
     Governmental Authority (or Governmental) — a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; including the FERC, any court or other judicial body; and any officer, official or other representative of any of the foregoing.
     including — including, without limitation.
     Indebtedness of the Company - indebtedness for borrowed money owed by the Company.
     Initial Facilities — include: (i) the Phase I facilities as approved by FERC on March 28, 2002 in Docket No. CP00-6-003 (98 ¶ FERC 61,349 (2002)), which were constructed and placed into service on May 28, 2002; (ii) Line 500 and that portion of Line 700 of the Phase II facilities approved by FERC on March 28, 2002 in Docket No. CP00-6,003 (98 ¶ FERC 61,349 (2002)) necessary to reach Florida Power & Light Company’s Martin Plant in Martin County, Florida (the “Martin Plant”); and (iii) any associated lateral facilities extending from Line 700 necessary to extend to the Martin Plant which have not yet been approved by FERC.
     In-Service Date - the date of the placing of the Initial Facilities in service. Promptly after such date, GMOS shall notify the Members of its occurrence.
     Law - any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.
     LLC Agreement – Recital 2.
     Majority Interest - Section 6.02(f)(i)(D).
     Management Committee - Section 6.02.
     MDth - one thousand dekatherms.
     Matured Financing Obligation – the Company’s debt for borrowed money (including any related interest, costs, fees, hedge unwind costs or other repayment obligations) that has become due (including by acceleration or any full or partial mandatory prepayment thereof) under any Financing Commitment.

     Member - any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.
     Membership Interest - with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) any Priority Interest to which that Member is entitled pursuant to Section 4.06(b); (d) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company, including through the Management Committee; and (e) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.
     Necessary Regulatory Approvals - all Authorizations as may be required (but excluding Authorizations of a nature not customarily obtained prior to commencement of construction of facilities) in connection with (a) the formation of the Company and the construction, acquisition and operation of the Initial Facilities or any Capital Opportunity (as applicable), and (b) the transportation of the natural gas to be transported under the applicable Gas Transportation Service Agreements through the Initial Facilities or any Capital Opportunity (as applicable), including (in each case) the applicable FERC Certificate.
     NGA - the Natural Gas Act.
     Non-Contributing Member - Section 4.06(a).
     Officer - any Person designated as an officer of the Company as provided in Section 6.02(k), but such term does not include any Person who has ceased to be an officer of the Company.
     LLC Agreement - Recital 1.
     Operating Budget - the annual operating budget for the Company that is approved (or deemed approved) pursuant to Section 6.02(i)(iii)(B). The Operating Budget shall cover all items that are classified as non-capital items under Required Accounting Practices, but it shall not include any such items that are attributable to Capital Opportunities.
     Parent - the Person that Controls a Member and that is not itself Controlled by any other Person. The Parents of the initial Members as of the Effective Date are set forth in Exhibit A. Exhibit A shall be promptly updated by a Member upon any change to the identity of such Member’s Parent.
     Person - the meaning assigned that term in Section 18-101(11) of the Act and also includes a Governmental Authority and any other entity.

     Phase II - the pipeline facilities described as “Phase II” in the Order Amending Certificate issued by the FERC on October 8, 2003 in Docket No. CP00-6-010 (105 F.E.R.C. ¶ 61,052).
     Phase III - the proposed expansion to extend the existing Gulfstream facilities from a location near the terminus of the existing Phase II facilities approved in FERC Docket No. CP00-6 et. al. and CP04-9 to Florida Power & Light Company’s proposed West County Energy Center in Palm Beach County, Florida, consisting of approximately 35-miles of 30-inch pipeline and associated metering and regulations facilities.
     Preferential Right - Section 3.03(b)(ii)(A).
     Priority Interest - the special distribution rights under Section 4.06(b) received by each Additional Contribution Member, which rights include the right to receive the return described in Section 4.06(b)(i) and which form part of the Additional Contribution Member’s Membership Interest.
     Priority Interest Sharing Ratio - Section 4.06(b).
     PUHCA - the Public Utility Holding Company Act of 1935.
     PUHCA Event - Section 3.02(d).
     Purchasing Member - Section 3.03(b)(ii)(A).
     Quarter - unless the context requires otherwise, a fiscal quarter of the Company.
     Reimbursable Costs - with respect to a Person, the sum of (a) Third Person Expenses paid by such Person, and (b) the fully-burdened costs of all employees of such Person and its Affiliates utilized to perform the applicable services, provided that the Management Committee shall determine the procedures and methodology to be utilized to determine such costs, and the same procedures and methodology shall be used for all Members and their Affiliates.
     Representative - Section 6.02(a)(i).
     Required Accounting Practices - the accounting rules and regulations, if any, at the time prescribed by the Governmental Authorities under the jurisdiction of which the Company is at the time operating and, to the extent of matters not covered by such rules and regulations, generally accepted accounting principles as practiced in the United States at the time prevailing for companies engaged in a business similar to that of the Company.
     SEC - the Securities and Exchange Commission or any Governmental Authority succeeding to the powers of such commission under PUHCA.
     Second Notice - Section 13.11(c).
     Second Side - Section 13.11(c).

     Securities Act - the Securities Act of 1933.
     SEGT – Spectra Transmission Corporation (f/k/a Duke Energy Gas Transmission Corporation).
     Services Agreement – as defined in the COM Agreement.
     SESP - introductory paragraph.
     Sharing Ratio - subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interests issued pursuant to Section 3.04, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.
     Shippers - those Persons that have entered into Gas Transportation Service Agreements (or, where applicable, a precedent agreement relating thereto).
     Sole Discretion - Section 6.02(f)(ii).
     Supermajority Interest - Section 6.02(f)(i)(C).
     Tax Matters Member - Section 8.03(a).
     Term - Section 2.06.
     Third Person Expenses - the expenses paid by the Person involved to other Persons who are not Affiliates in connection with the performance of the applicable services.
     Treasury Regulations - the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
     Ultramajority Interest - Section 6.02(f)(i)(B).
     Unanimous Interest - Section 6.02(f)(i)(A).
     Unexercised Portion - Section 3.03(b)(ii)(A).
     WGPG - introductory paragraph.
     West County Energy Center Project - the Company’s Phase III project which is described in the Company’s application to amend its certificate of public convenience and necessity in FERC Docket No. CP00-6-014, as amended from time to time, pursuant to which the Company will construct approximately 35 miles of 30-inch pipeline in Martin County, Florida and Palm Beach County, Florida to connect the Company’s existing Facilities to Florida Power & Light Company’s West County Energy Center in Palm Beach County, Florida.
     Williams – Williams Gas Pipeline Company, LLC.
     Withdraw, Withdrawing or Withdrawal - the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interest (which are governed by Sections 3.03(a) and (b)), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.
     Withdrawn Member - Section 10.03.
Other terms defined herein have the meanings so given them.
     1.02 Interpretation. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (e) references to money refer to legal currency of the United States of America.
ARTICLE 2
ORGANIZATION
     2.01 Formation. The Company has been organized as a Delaware limited liability company by the filing of the Delaware Certificate as of May 17, 1999.
     2.02 Name. The name of the Company is “Gulfstream Natural Gas System, L.L.C.” and all Company business must be conducted in that name or such other names that comply with Law as the Management Committee may select.
     2.03 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Management Committee may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Management Committee may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Management Committee may designate, which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Management Committee shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of

Delaware. The Company may have such other offices as the Management Committee may designate.
     2.04 Purposes. The purposes of the Company are to plan, design, construct, acquire, own, maintain and operate the Facilities, to market the services of the Facilities, to engage in the transmission of natural gas through the Facilities, and to engage in any activities directly or indirectly relating thereto; provided, however, that the Members determine, as of the date of the commencement of any such activities, that such activity (a) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or (b) enhances the operation of an activity of the Company that generates qualifying income.
     2.05 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Management Committee shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Management Committee, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Management Committee, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
     2.06 Term. The period of existence of the Company (the “Term”) commenced on May 17, 1999 and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 12.04.
ARTICLE 3
MEMBERSHIP; DISPOSITIONS OF INTERESTS
     3.01 Current Members. As of the Effective Date, SESP and WGPG are the Members of the Company.
     3.02 Representations, Warranties and Covenants. Each Member hereby represents, warrants and covenants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Member is a Member:
     (a) that Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken;

     (b) that Member has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of that Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);
     (c) that Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of such Member, (B) any contract or agreement to which that Member is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which that Member is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied; and
     (d) that Member is exempt from, or is not subject to, regulation as a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company,” in each case as such term is defined in PUHCA; provided, however, that, if the statements in this Section 3.02(d) cease to be true and correct as to a Member (a “PUHCA Event”), such PUHCA Event shall not constitute a Default with respect to such Member or cause such Member to have withdrawn from the Company pursuant to Section 10.02(b) if (i) such Member submits, within five Business Days after such PUHCA Event, a good-faith application to the SEC under PUHCA, and (ii) such application has the effect of exempting all other Members, all “affiliates” (as defined in PUHCA) of such other Members, and the Company from any obligation, duty, or liability under PUHCA; and provided further that, if the SEC denies the Member’s application, such PUHCA Event shall constitute a Default with respect to such Member and shall cause such Member to have withdrawn from the Company pursuant to, and subject to the terms of, Section 10.02(b).
     3.03 Dispositions and Encumbrances of Membership Interests.
     (a) General Restriction. A Member may not Dispose of or Encumber all or any portion of its Membership Interest except in strict accordance with this Section 3.03. References in this Section 3.03 to Dispositions or Encumbrances of a “Membership Interest” shall also refer to Dispositions or Encumbrances of a portion of a Membership Interest. Any attempted Disposition or Encumbrance of a Membership Interest, other than in strict accordance with this Section 3.03, shall be, and is hereby declared, null and void ab initio. The rights and obligations constituting a Membership Interest may not be separated, divided or split from the other attributes of a Membership Interest except as contemplated by the express provisions of this Agreement. The Members agree that a breach of the provisions of this Section 3.03 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 3.03 may be enforced by specific performance pursuant to Section 11.04(b).

     (b) Dispositions of Membership Interests.
     (i) General Restriction. A Member may not Dispose of its Membership Interest except by complying with all of the following requirements: (A) such Member must offer the other Members the right to acquire such Membership Interest in accordance with Section 3.03(b)(ii), unless the proposed Assignee is an Affiliate of the Disposing Member or the other Members consent to the Disposition to such Assignee, which consent may be granted or withheld in the Sole Discretion of each Member; (B) such Member must comply with the requirements of Section 3.03(b)(iv) and, if the Assignee is to be admitted as a Member, Section 3.03(b)(iii); and (C), unless the proposed Assignee is an Affiliate of the Disposing Member, the Disposition must comply with the following minimum size requirements: (I) if such Member’s Sharing Ratio is less than 20%, the Disposition must include all of the Member’s Membership Interest, and (II) if such Member’s Sharing Ratio is 20% or more, but such Member does not propose to Dispose of all of its Membership Interest, the Disposition must be of a Membership Interest having a Sharing Ratio of at least 10% and must be of an amount such that such Member will retain a Sharing Ratio of at least 10%.
     (ii) Preferential Purchase Right.
     (A) Procedure. If a Member at any time desires to consummate a bona fide transaction that will result in the Disposition of all or a portion of its Membership Interest (whether or not the proposed Disposition is to another Member), then such Member (the “Disposing Member”) shall promptly give notice thereof (the “Disposition Notice”) to the Company and the other Members; provided, however, that this Section 3.03(b)(ii) shall not apply to a Disposition to an Affiliate of the Disposing Member. The Disposition Notice shall set forth all relevant information with respect to the proposed Disposition, including the name and address of the prospective acquirer, the precise Membership Interest that is the subject of the Disposition, the price to be paid for such Membership Interest, and any other terms and conditions of the proposed Disposition. The other Members shall have the preferential right (“Preferential Right”) to acquire, for the same purchase price, and on the same terms and conditions, as are set forth in the Disposition Notice, such Membership Interest; provided, however, that, if the purchase price to be paid to the Disposing Member pursuant to the proposed Disposition is not entirely in cash, the purchase price for the Members exercising the Preferential Right shall be the Fair Market Value. Each Member (excluding the Disposing Member) shall have the right (but not the obligation) to acquire a portion of the applicable Membership Interest that is equal to (I) the Sharing Ratio represented by such Membership Interest times (II) a fraction, the numerator of which is such Member’s Sharing Ratio and the denominator of which is the total Sharing Ratios of all Members other than the Disposing Member. Each Member (other than the Disposing Member) shall have 30 Days following its receipt of the Disposition Notice (or if the price to be paid pursuant to such offer is not in cash, then 30 Days following the determination of the Fair Market Value of such Membership Interest) in which to notify the other Members (including the Disposing Member) whether such Member desires to exercise its Preferential Right. A notice in which a Member exercises such Preferential Right is referred to herein as an “Exercise Notice,” and a Member that delivers an Exercise Notice is referred to herein as a “Purchasing Member”. If the Purchasing Members constitute less than all of the Members (other than the

Disposing Member), and consequently, there is a portion of the Membership Interest for which such Preferential Right has not been exercised (an “Unexercised Portion”), then each Purchasing Member shall have 20 Days following the end of such period in which to notify the other Purchasing Members and the Disposing Member whether it desires to acquire the portion of the Unexercised Portion that is equal to (aa) the Sharing Ratio represented by the Unexercised Portion times (bb) a fraction, the numerator of which is such Purchasing Member’s Sharing Ratio and the denominator of which is the total Sharing Ratios of all Purchasing Members. If, at the end of such 20-Day period, there remains an Unexercised Portion, then the Purchasing Members shall have an additional 10-Day period in which to negotiate among themselves for a mutually-agreeable method of sharing the acquisition of the remaining Unexercised Portion. If the Purchasing Members are able to reach such agreement during such 10-Day period, then the Preferential Right shall be deemed exercised, and the Disposing Member and the Purchasing Members shall close the acquisition of the Membership Interest in accordance with Section 3.03(b)(ii)(B). If, however, the Purchasing Members are unable to reach such agreement during such 10-Day period, then the Preferential Right shall be deemed to have been waived, and the Disposing Member shall be free to Dispose of the entire Membership Interest in accordance with Section 3.03(b)(ii)(C). A Member that fails to exercise a right during any applicable period set forth in this Section 3.03(b)(ii)(A) shall be deemed to have waived such right for the subject Disposition, but not any right for future Dispositions.
     (B) Closing. If the Preferential Right is deemed exercised in accordance with Section 3.03(b)(ii)(A), the closing of the purchase of the Membership Interest shall occur at the principal place of business of the Company no later than the 60th Day after the expiration of the last applicable period referred to in such Section 3.03(b)(ii)(A) (or, if later, the fifth Business Day after the receipt of all applicable Authorizations to the purchase), unless the Disposing Member and the Purchasing Members agree upon a different place or date. At the closing, (I) the Disposing Member shall execute and deliver to the Purchasing Members (aa) an assignment of the Membership Interest, in form and substance reasonably acceptable to the Purchasing Members, containing a general warranty of title as to such Membership Interest (including that such Membership Interest is free and clear of all Encumbrances, other than those permitted under Section 3.03(c)(ii)) and (bb) any other instruments reasonably requested by the Purchasing Members to give effect to the purchase; and (II) the Purchasing Members shall deliver to the Disposing Member in immediately-available funds the purchase price provided for in Section 3.03(b)(ii)(A). The Sharing Ratios and Capital Accounts of the Members shall be deemed adjusted to reflect the effect of the purchase.
     (C) Waiver of Preferential Right. If no Members deliver Exercise Notices or if the Preferential Right is otherwise deemed waived pursuant to Section 3.03(b)(ii)(A), the Disposing Member shall have the right, subject to compliance with the provisions of Sections 3.03(a) and (b), to Dispose of the Membership Interest described in the Disposition Notice to the proposed Assignee strictly in accordance with the terms of the Disposition Notice for a period of 60 Days after the expiration of the last applicable period referred to in such Section

3.03(b)(ii)(A) (or, if later, the fifth Business Day after the receipt of all applicable Authorizations to the purchase). If, however, the Disposing Member fails so to Dispose of the Membership Interest within such 60-Day period (or, if applicable, such fifth Business Day period), the proposed Disposition shall again become subject to the Preferential Right.
     (iii) Admission of Assignee as a Member. An Assignee has the right to be admitted to the Company as a Member, with the Membership Interest (and attendant Sharing Ratio) so transferred to such Assignee, only if such Disposition is effected in strict compliance with Sections 3.03(a) and (b).
     (iv) Requirements Applicable to All Dispositions and Admissions. In addition to the requirements set forth in Sections 3.03(b)(i), 3.03(b)(ii) and 3.03(b)(iii), any Disposition of a Membership Interest and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Management Committee, in its sole and absolute discretion, may waive any of the following requirements:
     (A) Disposition Documents. The following documents must be delivered to the Management Committee and must be satisfactory, in form and substance, to the Management Committee:
     (I) Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected.
     (II) Ratification of this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 3.03(b)(iv)(A)(I): (aa) the notice address of the Assignee; (bb) if applicable, the Parent of the Assignee; (cc) the Sharing Ratios after the Disposition of the Disposing Member and its Assignee (which together must total the Sharing Ratio of the Disposing Member before the Disposition); (dd) the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it; and (ee) representations and warranties by the Disposing Member and its Assignee (AA) that the Disposition and admission is being made in accordance with all applicable Laws, (BB) that the matters set forth in Sections 3.03(b)(iv)(A)(III) and (IV) are true and correct, and (CC) that the Disposition and admission do not violate any Financing Commitment or any other agreement to which the Company is a party.
     (III) Securities Law Opinion. Unless the Membership Interest subject to the Disposition is registered under the Securities Act and any applicable state securities Law, a favorable opinion of the Company’s legal counsel, or of other legal counsel acceptable to the Management Committee, to the effect that the Disposition and admission is being made pursuant to a valid exemption from registration under those Laws and in accordance with those Laws; provided, however, that no such opinion shall be required in the case of a Disposition by a Member to an Affiliate.
     (B) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission, including the legal fees incurred in connection with the legal opinion referred to in Section 3.03(b)(iv)(A)(III), on or before the 10th Day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined but in no event later than 90 days thereafter. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Rate.
     (C) No Release. No Disposition of a Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.
     (D) Indebtedness of Company. Any Disposition of a Membership Interest shall also include all of the Indebtedness owed by the Company to the Disposing Member (or, if only a portion of a Membership Interest is being Disposed, a proportionate share of such Indebtedness). As long as this Agreement shall remain in effect, all evidences of Indebtedness of the Company owed to any of the Members shall bear an appropriate legend to indicate that it is held subject to, and may be Disposed only in accordance with, the terms and conditions of this Agreement, and that such Disposition may be made only in conjunction with the Disposition of a proportionate part of such Member’s Membership Interest.
     (E) Tax Partnership Transfer Limitations.
          (I) During any 12 month period the total Sharing Ratio of Dispositions (including, without duplication, Deemed Tax Dispositions) by or with respect to any Member shall not exceed 49.9% of the Sharing Ratio of such Member as of the beginning of such 12 month period unless (i) the prior written consent of the other Members shall have been obtained (which consent may be granted or withheld in the Sole Discretion of each Member) or (ii) the Disposition or Deemed Tax Disposition is equal to or less than a 24.95% Sharing Ratio and when combined with the Sharing Ratios transferred (or deemed transferred) pursuant to all other Dispositions and Deemed Dispositions by or with respect to all Members during such 12 month period, does not exceed 49.9% of the Sharing Ratios of all Members.
          (II) If SESP or WGPC makes a Disposition, then for a period of 25 months following the effective date of such Disposition the Assignee of such Disposition may not make a Disposition or Deemed Tax Disposition of any part of the Membership Interest received by such Assignee unless the prior written consent of the other Members shall have been obtained (which consent may be granted or withheld in the Sole Discretion of each Member).
          (III) In connection with each such Disposition and Deemed Tax Disposition, the Member making the Disposition or with respect to whom the Deemed Tax Disposition applies shall give notice to the other Members of the date of the consummation of such Disposition or Deemed Tax Disposition and the Sharing Ratio of the Membership Interest so transferred or deemed transferred.
          (IV) As used herein, the term “Deemed Tax Disposition” means any event or series of events that is treated for federal income tax purposes as a sale or exchange of a Member’s Membership Interest or portion thereof for purposes of Section 708(b)(1)(B) of the Code.
     (v) Deemed Membership Disposition. A Deemed Membership Disposition shall be deemed to be a Disposition of a Membership Interest and must comply with the requirements set forth in Sections 3.03(a) and (b).
     (vi) Change of Member Control.
     (A) Procedure. In the event of a Change of Member Control, then the Member with respect to which the Change of Member Control has occurred (the “Changing Member”) shall promptly (and in all events within five Business Days after the Change in Member Control) give notice thereof (the “Control Notice”) to the Company and the other Members. If the Control Notice is not given by the Changing Member as provided above and any other Member becomes aware of such Change of Member Control, such other Member shall have the right to give the Control Notice to the Changing Member, the Company and the other Members. The other Members shall have the right (the “Buy-out Right”) to acquire the Membership Interest of the Changing Member for the Fair Market Value thereof. Each Member (excluding the Changing Member) shall have the right (but not the obligation) to acquire a portion of the applicable Membership Interest that is equal to (I) the Sharing Ratio represented by such Membership Interest times (II) a fraction, the numerator of which is such Member’s Sharing Ratio and the denominator of which is the total Sharing Ratios of all Members other than the Changing Member. Each Member (other than the Changing Member) shall have 30 Days following the determination of the Fair Market Value of such Membership Interest in which to notify the other Members (including the Changing Member) whether such Member desires to exercise its Buy-out Right. A notice in which a Member exercises such Buy-out Right is referred to herein as a “Change Exercise Notice,” and a Member that delivers a Change Exercise Notice is referred to herein as a “Change Purchasing Member”. If the Change Purchasing Members constitute less than all of the Members (other than the Changing Member), and consequently, there is a portion of the Membership Interest for which such Buy-out Right has not been exercised (a “Change Unexercised Portion”), then each Change Purchasing Member shall have 20 Days following the end of such period in which to notify the other Change Purchasing Members and the Changing Member whether it desires to acquire the portion of the Change Unexercised Portion that is equal to (aa) the Sharing Ratio represented by the Change Unexercised Portion times (bb) a fraction, the numerator of which is such Change Purchasing Member’s Sharing Ratio and the denominator of which is the total Sharing Ratios of all Change Purchasing Members. If, at the end of such 20-Day period, there remains a Change Unexercised Portion, then the Change Purchasing Members shall have an additional 10-Day period in which to negotiate among themselves for a mutually-agreeable method of sharing the acquisition of the remaining Change Unexercised Portion. If the Change Purchasing Members are able to reach such agreement during such 10-Day period, then the Buy-out Right shall be deemed exercised, and the Changing Member and the Change Purchasing Members shall close the acquisition of the Membership Interest in accordance with Section 3.03(b)(vi)(B). If, however, the Change Purchasing Members are unable to reach such agreement during such 10-Day period, then the Buy-out Right shall be deemed to have been waived. A Member that fails to exercise a right during any applicable period set forth in this Section 3.03(b)(vi)(A) shall be deemed to have waived such right for the subject Change of Member Control, but not any right for future Changes of Member Control.
     (B) Closing. If the Buy-out Right is deemed exercised in accordance with Section 3.03(b)(vi)(A), the closing of the purchase of the Membership Interest shall occur at the principal place of business of the Company no later than the 60th Day after the expiration of the last applicable period referred to in such Section 3.03(b)(vi)(A) (or, if later, the fifth Business Day after the receipt of all applicable Authorizations to the purchase), unless the Changing Member and the Change Purchasing Members agree upon a different place or date. At the closing, (I) the Changing Member shall execute and deliver to the Change Purchasing Members (aa) an assignment of the Membership Interest, in form and substance reasonably acceptable to the Change Purchasing Members, containing a general warranty of title as to such Membership Interest (including that such Membership Interest is free and clear of all Encumbrances, other than those permitted under Section 3.03(c)(ii)) and (bb) any other instruments reasonably requested by the Change Purchasing Members to give effect to the purchase; and (II) the Change Purchasing Members shall deliver to the Changing Member in immediately-available funds the purchase price provided for in Section 3.03(b)(vi)(A). The Sharing Ratios and Capital Accounts of the Members shall be deemed adjusted to reflect the effect of the purchase.
     (c) Encumbrances of Membership Interest. A Member may not Encumber its Membership Interest, except by complying with one of the two following paragraphs:
     (i) (A) such Member must receive the consent of a Majority Interest of the non-Encumbering Members (calculated without reference to the Sharing Ratio of the Encumbering Member), which consent (as contemplated by Section 6.02(f)(ii)) may be granted or withheld in the Sole Discretion of each such other Member; and (B) the instrument creating such Encumbrance must provide that any foreclosure of such Encumbrance (or Disposition in lieu of such foreclosure) must comply with the requirements of Sections 3.03(a) and (b); or
     (ii) such Encumbrance is required by the terms of a Financing Commitment.

     3.04 Creation of Additional Membership Interest. Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, with the consent of an Ultramajority Interest, on such terms and conditions as an Ultramajority Interest may determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member, the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it. The provisions of this Section 3.04 shall not apply to Dispositions of Membership Interests or admissions of Assignees in connection therewith, such matters being governed by Sections 3.03(a) and (b).
     3.05 Access to Information. Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.05 shall not obligate the Company, the Management Committee, or GMOS to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database), except as otherwise provided in Section 9.02. Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Member making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf. The Members and GMOS agree to reasonably cooperate, and to cause their respective independent public accountants, engineers, attorneys or other consultants to reasonably cooperate, in connection with any such request. Confidential Information obtained pursuant to this Section 3.05 shall be subject to the provisions of Section 3.06.
     3.06 Confidential Information. (a) Except as permitted by Section 3.06(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) each Member shall use the Confidential Information only in connection with the Facilities and the Company.
     (b) Notwithstanding Section 3.06(a), but subject to the other provisions of this Section 3.06, a Member may make the following disclosures and uses of Confidential Information:
     (i) disclosures to another Member or to GMOS in connection with the Company;
     (ii) disclosures and uses that are approved by the Management Committee;
     (iii) disclosures that may be required from time to time to obtain requisite Authorizations or financing for the Initial Facilities or any proposed Capital Opportunity, if such disclosures are approved by the Management Committee;

     (iv) disclosures to an Affiliate (that is not the Parent) of such Member, including the directors, officers, employees, agents and advisors of such Affiliate, if such Affiliate has agreed to abide by the terms of this Section 3.06, and special care shall be taken to restrict such disclosures in any case where such Affiliate is or may become a Shipper or an “Energy Affiliate” (as defined in the FERC’s Standards of Conduct for Transmission Providers, 18 C.F.R. Part 358, Section 358.3(d));
     (v) disclosures to the Parent of such Member, including the directors, officers, employees, agents and advisors of such Parent, if such Parent has agreed to abide by the terms of this Section 3.06;
     (vi) disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained by the Company, a Member or GMOS to provide services in connection with the Company and has agreed to abide by the terms of this Section 3.06;
     (vii) disclosures to a bona-fide potential direct or indirect purchaser of such Member’s Membership Interest, if such potential purchaser has agreed to abide by the terms of this Section 3.06;
          (viii) disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (iii) any state securities Laws, or (iv) any national securities exchange or automated quotation system; and
     (ix) disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law; provided, however, that, prior to any such disclosure, such Member shall, to the extent legally permissible:
     (A) provide the Management Committee with prompt notice of such requirements so that one or more of the Members may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.06(b)(ix);
     (B) consult with the Management Committee on the advisability of taking steps to resist or narrow such disclosure; and
     (C) cooperate with the Management Committee and with the other Members in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (I) to furnish only that portion of the Confidential Information that, in the opinion of such Member’s counsel, such Member is legally required to disclose, and (II) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

     (c) Each Member shall take such precautionary measures as may be required to ensure (and such Member shall be responsible for) compliance with this Section 3.06 by any of its Affiliates, and its and their directors, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this Section 3.06.
     (d) Promptly after its Withdrawal, a Withdrawn Member shall promptly destroy (and provide a certificate of destruction to the Company with respect to), or return to the Company, all Confidential Information in its possession. Notwithstanding the immediately-preceding sentence, but subject to the other provisions of this Section 3.06, a Withdrawn Member may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) explaining such Member’s corporate decisions with respect to the Facilities or (ii) preparing such Member’s tax returns and defending audits, investigations and proceedings relating thereto; provided, however, that the Withdrawn Member must notify the Management Committee in advance of such retention and specify in such notice the stated period of such retention.
     (e) The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.06, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.06 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 11.04.
     (f) The obligations of the Members under this Section 3.06 (including the obligations of any Withdrawn Member) shall terminate on the second anniversary of the end of the Term.
     3.07 Liability to Third Parties. No Member or its Affiliates shall be liable for the debts, obligations or liabilities of the Company.
     3.08 Use of Members’ Names and Trademarks. The Company, the Members and their Affiliates shall not use the name or trademark of any Member or its Affiliates in connection with public announcements regarding the Company, or marketing or financing activities of the Company, without the prior consent of such Member or Affiliate, which shall not be unreasonably withheld.
ARTICLE 4
CAPITAL CONTRIBUTIONS
     4.01 Capital Contributions. (a) Except as otherwise provided in the following provisions of this Section 4.01(a) and in Section 4.01(d), 4.02, 7.02 or 7.03, the Management Committee shall issue or cause to be issued a written request to each Member for the making of Capital Contributions at such times and in such amounts as the Management Committee shall approve (such written request referred to herein as a “Capital Call”). Such Capital Contributions shall be made in cash, unless a Supermajority Interest elects to request non-cash Capital Contributions. All amounts timely received by the Company pursuant to this Section 4.01 shall be credited to the respective Member’s Capital Account as of such specified date. As to each Capital Opportunity for which an Affirmative Acquisition Vote or Affirmative Construction Vote shall have occurred and each expansion project or other project covered by an Approved Precedent Agreement, no additional approval of the Management Committee shall be required for the Capital Contributions required to fund such Capital Opportunity or project; rather, the Management Committee shall issue written notices to each Member for such Capital Contributions at such times and in such amounts necessary to fund the costs associated with the related Capital Opportunity or project in a manner consistent with the funding of the costs associated with the expansion of the Facilities completed most recently to the Effective Date. Each Member acknowledges that the West County Energy Center Project and the Bartow Project each constitute a project covered by an Approved Precedent Agreement.
     (b) Each Capital Call issued pursuant to Section 4.01(a) shall contain the following information:
     (i) The total amount of Capital Contributions requested from all Members;
     (ii) The amount of Capital Contribution requested from the Member to whom the request is addressed, such amount to be in accordance with the Sharing Ratio of such Member;
     (iii) The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct; and
     (iv) The date on which payments of the Capital Contribution shall be made (which date shall not be less than 30 Days following the date the Capital Call is given, unless a sooner date is approved by the Management Committee) and the method of payment, provided that such date and method shall be the same for each of the Members.
     (c) Each Member agrees that it shall make payments of its respective Capital Contributions in accordance with Capital Calls issued pursuant to Section 4.01(a).
     (d) In addition to the authority granted the Management Committee in Section 4.01(a) to issue Capital Calls, if within thirty (30) days prior to the date any Matured Financing Obligation is to become due (or within fifteen (15) days after any notice of acceleration of any Matured Financing Obligation received prior to the maturity date thereof), (i) the Management Committee has not made a Capital Call for the payment of such amount that is (or is expected to be) a Matured Financing Obligation, and (ii) the Members have been unable to secure refinancing for such Matured Financing Obligation on reasonably acceptable terms after negotiating in good faith to do so with third party lender(s), then, at any time thereafter, any individual Member may on behalf of the Management Committee issue a Capital Call for cash in the amount required for the payment of such Matured Financing Obligation. If a Capital Call is validly issued by an individual Member under this Section 4.01(d), then each Member shall be obligated to pay such Capital Call as provided in this Section 4.01, but such payment shall be made within fifteen (15) days after the date the Capital Call is given (and not the thirty (30) day period provided for in Section 4.01(b)).
     4.02 Loans. (a) If the Management Committee determines that the Company needs funds, then, rather than calling for Capital Contributions, the Management Committee may issue or cause to be issued a written request to each Member for the making of loans to the Company at such times, in such amounts and under such terms and conditions as the Management Committee shall approve, provided that the Management Committee shall not call for loans rather than Capital Contributions if doing so would breach any Financing Commitment or other agreement of the

Company. All amounts received from a Member after the date specified in Section 4.02(b)(iv) by the Company pursuant to this Section 4.02 shall be accompanied by interest on such overdue amounts (and the default shall not be cured unless such interest is also received by the Company), which interest shall be payable to the Company and shall accrue from and after such specified date at the Default Rate. Any such interest paid shall be credited to the respective Capital Accounts of all the Members, on a pro rata basis in accordance with their respective Sharing Ratios as of the date such payment is made to the Company, but shall not be considered part of the principal of the loan.
     (b) Each written request issued pursuant to Section 4.02(a) shall contain the following information:
     (i) The total amount of loans requested from all Members;
     (ii) The amount of the loan requested from the Member to whom the request is addressed, such amount to be in accordance with the Sharing Ratio of such Member;
     (iii) The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct;
     (iv) The date on which the loans to the Company shall be made (which date shall not be less than 30 Days following the date the request is given, unless a sooner date is approved by the Management Committee) and the method of payment, provided that such date and method shall be the same for each of the Members; and
     (v) All terms concerning the repayment of or otherwise relating to such loans, provided that such terms shall be the same for each of the Members.
     (c) Each Member agrees that it shall make its respective loans in accordance with requests issued pursuant to Section 4.02(a).
     4.03 No Other Contribution Obligations. No Member shall be required or permitted to make any Capital Contributions or loans to the Company except pursuant to this Article 4.
     4.04 Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
     4.05 Capital Accounts. (a) The aggregate amount in the Capital Accounts existing as of February 1, 2001 was split evenly between SESP and WGPG with 50% of such aggregate amount in the Capital Account of SESP and 50% of such aggregate amount in the Capital Account of WGPG. Each Member’s Capital Account shall be increased by (i) the amount of money contributed by that Member to the Company (including amounts paid by Williams and SEGT in conjunction with that certain Amended and Restated Acquisition Agreement by and among SEGT, Williams, Coastal and ANRG regarding the acquisition of GNGS, dated December 8, 2000 that were not previously included in the Capital Accounts, and AFUDC, each to the extent approved by the Management Committee), (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation § 1.704-1(b)(4)(i), and shall be decreased by (iv) the amount of money distributed to that Member by the Company, (v) the fair market value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (vi) allocations to that Member of expenditures of the Company described (or treated as described) in Section 705(a)(2)(B) of the Code, and (vii) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation § 1.704-1(b)(2)(iv)(g), but excluding items described in (vi) above and loss or deduction described in Treasury Regulation § 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Members’ Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation § 1.704-1(b)(2)(iv)(g). Thus, the Members’ Capital Accounts shall be increased or decreased to reflect a revaluation of the Company’s property on its books based on the fair market value of the Company’s property on the date of adjustment (as determined pursuant to Section 4.05(b)), immediately prior to (A) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest or an increased Sharing Ratio, (B) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest, or (C) the liquidation of the Company. A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(l). The Capital Accounts shall not be deemed to be, nor have the same meaning as, the capital account of the Company under the NGA.
     (b) Whenever the fair market value of the Company’s property is required to be determined pursuant to the third and fourth sentences of Section 4.05(a), GMOS shall propose such a fair market value in a notice to the other Members. If any other Member disagrees with such determination, such Member shall notify the other Members of such disagreement within 10 Business Days of receiving such notice. If such Dispute is not resolved within five Business Days after such notice, any Member may submit such Dispute to binding arbitration by delivering an Arbitration Notice. All of the provisions of Article 11 shall apply to such arbitration, with the following exceptions: (i) the Arbitrator shall be an appraiser or investment banking firm having expertise in the valuation of natural gas transmission pipelines; (ii) the 20-Day period in Section 11.03(b) shall be a five-Business Day period; and (iii) the 90-Day period in Section 11.04 shall be a 20-Day period.

     4.06 Failure to Make a Capital Contribution.
     (a) General. If any Member fails to make a Capital Contribution as requested by the Management Committee (or on behalf of the Management Committee under Section 4.01(d) above) in a Capital Call validly and timely issued pursuant to Section 4.01 of this Agreement (each such Member being a “Non-Contributing Member”), and if such failure continues for more than ten (10) Days after the date on which it is due, the Members that have contributed their Capital Contribution (each, a “Contributing Member”) may (without limitation as to other remedies that may be available) thereafter elect to:
     (i) treat the Non-Contributing Member’s failure to contribute as a Default by giving notice thereof to the Non-Contributing Member, in which event the provisions of this Agreement regarding the commission of a Default by a Member shall apply (but if the Capital Call is for the payment of a Matured Financing Obligation, the Default shall be immediate on the giving of such notice and the thirty (30) day cure period contemplated in the definition of Default shall not apply); notwithstanding the foregoing, this Section 4.06(a)(i) shall not apply in the case of a Capital Call issued by an individual Member under Section 4.01(d) above; or
     (ii) pay the portion of the Capital Contribution owed and unpaid by the Non-Contributing Member (the “Additional Contribution”) in which event the Contributing Members that elect to fund the Non-Contributing Members’ share (the “Additional Contribution Members”) may treat the contribution as one of: (1) a Capital Contribution resulting in the Additional Contribution Members receiving a Priority Interest under Section 4.06(b), or (2) a permanent capital contribution that results in an adjustment of Membership Interests under Section 4.06(c), as determined by the Additional Contribution Members as set forth below.
No Contributing Member shall be obligated to make either election (i) or (ii) above. The decision of the Contributing Members to elect (i) or (ii) above shall be made by the determination of the Contributing Members holding the majority of the Sharing Ratios of all Contributing Members, but (ii) above may not be elected unless at such time of determination there is one or more Additional Contribution Members. The decision of the Additional Contribution Members to elect (ii)(1) or (ii)(2) above shall be made by the determination of the Additional Contribution Members holding the majority of the Sharing Ratios of all Additional Contribution Members. Unless and until such election is made, payment of the Additional Contribution shall be treated as a Priority Interest under Section 4.06(a)(ii)(1). If the Additional Contribution Members make the election under Section 4.06(a)(ii) to treat the contribution as a contribution for which they receive a Priority Interest under Section 4.06(b), then the Additional Contribution Members will have the option, exercisable. at any time thereafter (by the election of Additional Contribution Members holding a majority of the Sharing Ratios of all Additional Contribution Members) upon thirty (30) days prior written notice to the other Members, to change their election such that the amount of the payment of the Non-Contributing Members’ portion of the Capital Contribution (less any amounts received by the Additional Contribution Members as a payment of the applicable Priority Interest (other than payment of the return amount forming a part thereof)) shall be treated as an Additional Contribution as provided in Section 4.06(c). In such event, the accrued and unpaid return forming part of the Priority Interest shall not be treated as an Additional Contribution but shall continue as a Priority

Interest as provided in Section 4.06(b) below (with such amount to continue to compound return thereon).
     (b) Priority Interest. If the Additional Contribution Members elect to treat the payment of Additional Contribution as a contribution for which the Additional Contribution Members receive a Priority Interest, then the following shall apply:
     (i) Each Additional Contribution Member shall receive a Priority Interest in the distributions from the Company that would otherwise be due and payable to the Non-Contributing Member(s). The Priority Interest received by each Additional Contribution Member shall be in the proportion that the amount of the Additional Contribution paid by such Additional Contribution Member bears to the amount of the Additional Contributions made by all Additional Contribution Members (each Additional Contribution Member’s percentage share of the Priority Interests shall be its “Priority Interest Sharing Ratio”). All distributions from the Company that would otherwise be due and payable to the Non-Contributing Member(s) instead shall be paid to the Additional Contribution Members in accordance with their respective Priority Interest Sharing Ratio and no distribution shall be made from the Company to any Non-Contributing Member until all Priority Interests have terminated. The Priority Interest shall terminate with respect to an Additional Contribution Member when that Additional Contribution Member has received either through the distributions it receives under its Priority Interest or through payment(s) to it by the Non-Contributing Member(s) (which payment(s) may be made by the Non-Contributing Member(s) at any time) of an amount equal to the Additional Contribution made by such Member, plus a return thereon of fourteen percent (14%) per annum (compounded monthly on the outstanding balance). For the purpose of making such calculation, all amounts received by an Additional Contribution Member shall be deemed to be applied first against a return on, and then to the amount of, the Additional Contribution. For purposes of maintaining Capital Accounts, any amount paid by a Non-Contributing Member to a Contributing Member to reduce and/or terminate a Priority Interest shall be treated as though such amount were contributed by the Non-Contributing Member to the Company and thereafter distributed by the Company to the Contributing Member with respect to its Priority Interest.
     (ii) The Priority Interests shall not alter the Sharing Ratios of the Members in the Company, nor shall the Priority Interests alter any distributions to the Contributing Members (in their capacity as Contributing Members, as opposed to their capacity as Additional Contribution Members) in accordance with their respective Sharing Ratios. Notwithstanding any provision in this Agreement to the contrary, a Member may not dispose of all or a portion of its Priority Interest except to a person to whom it disposes all or the applicable pro rata portion of its Membership Interest after compliance with the requirements of this Agreement in connection therewith.
     (iii) For so long as any Additional Contribution Member holds a Priority Interest, neither any Non-Contributing Member nor its Representative (except for a Non-Contributing Member that has paid to the Additional Contribution Member(s) all of the amount of the Additional Contribution attributable to such Non-Contributing Member in accordance with Section 4.06(b)(i)) shall have the right to vote its Membership Interest (or Sharing Ratio) under the Agreement with respect to any decision regarding distributions from the Company, and any distribution to which such Non-Contributing Member is entitled shall be paid to the Additional Contribution Members in respect of the Priority Interest.
     (iv) No Member that is a Non-Contributing Member may Dispose of its Membership Interest unless at the closing of such Disposition, either the Non-Contributing Member or the proposed Assignee pays the amount necessary to terminate the Priority Interest arising from such Non-Contributing Member’s failure to contribute. No Assignee shall be admitted to the Company as a Member until compliance with this Section 4.06(b)(iv) has occurred.
     (c) Permanent Contribution. Subject to Section 4.06(a), if the Additional Contribution Members elect under Section 4.06(a) to have the Additional Contribution treated as a permanent capital contribution, then each Additional Contribution Member that funds a portion of the Additional Contribution shall have its capital account increased accordingly and the Members’ Membership Interests and Sharing Ratios will be automatically adjusted to equal each Member’s total Capital Contributions when expressed as a percentage of all Members’ Capital Contributions.
     (d) Further Assurance. In connection with this Section 4.06, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Section 4.06.
ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS
     5.01 Distributions. Within 30 days following the end of each Quarter, the Management Committee shall approve the amount of Available Cash with respect to such Quarter, and an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 18-607 of the Delaware Act, be distributed in accordance with this Article 5 to the Members (other than a Breaching Member) in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are made).
     5.02 Distributions on Dissolution and Winding-Up. Upon the dissolution and winding-up of the Company, after adjusting the Capital Accounts for all distributions made under Section 5.01 and all allocations under Article 5, all available proceeds distributable to the Members as determined under Section 12.02 shall be distributed to all of the Members (other than a Breaching Member) in amounts equal to the Members’ positive Capital Account balances.
     5.03 Allocations. (a) For purposes of maintaining the Capital Accounts pursuant to Section 4.05 and for income tax purposes, except as provided in Section 5.03(b) and (c), each item of income, gain, loss, deduction and credit of the Company shall be allocated to the Members in accordance with their respective Sharing Ratios.
     (b) With respect to each period during which a Priority Interest is outstanding, each Additional Contribution Member shall be allocated items of income and gain in an amount equal to the return that accrues with respect to such Additional Contribution Member’s Additional Contribution pursuant to Section 4.06(b)(i), and items of income and gain that would otherwise be allocable to the Non-Contributing Member(s) shall be correspondingly reduced.

     (c) For income tax purposes, income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).
     5.04 Varying Interests. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Management Committee to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Ratios.
ARTICLE 6
MANAGEMENT
     6.01 Generally. The management of the Company is fully vested in the Members. To facilitate the orderly and efficient management of the Company, the Members shall act (a) collectively as a “committee of the whole” (named the Management Committee) pursuant to Section 6.02, and (b) through the delegation of certain duties and authority to GMOS and the Officers. Subject to the express provisions of this Agreement, each Member agrees that it will not exercise its authority under the Act to bind or commit the Company to agreements, transactions or other arrangements, or to hold itself out as an agent of the Company.
     6.02 Management Committee. The Members shall act collectively through meetings as a “committee of the whole,” which is hereby named the “Management Committee.” Decisions or actions taken by the Management Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company. The Management Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this Agreement:
     (a) Representatives.
     (i) Designation. To facilitate the orderly and efficient conduct of Management Committee meetings, each Member shall notify the other Members, from time to time, of the identity of (A) one of its officers, employees or agents who will represent it at such meetings (a “Representative”), and (B) at least one, but not more than two, of its officers, employees or agents, who will represent it at any meeting that the Member’s Representative is unable to attend (each an “Alternate Representative”). (The term “Representative” shall also refer to any Alternate Representative that is actually performing the duties of the applicable Representative.). The initial Representative and Alternate Representatives of each Member are set forth in Exhibit A. A Member may designate a different Representative or Alternate Representatives for any meeting of the Management

Committee by notifying each of the other Members at least three Business Days prior to the scheduled date for such meeting; provided, however, that if giving such advance notice is not feasible, then such new Representative or Alternate Representatives shall present written evidence of his or her authority at the commencement of such meeting.
     (ii) Authority. Each Representative shall have the full authority to act on behalf of the Member that designated such Representative; the action of a Representative at a meeting (or through a written consent) of the Management Committee shall bind the Member that designated such Representative; and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Representative. In addition, the act of an Alternate Representative shall be deemed the act of the Representative for which such Alternate Representative is acting, without the need to produce evidence of the absence or unavailability of such Representative.
     (iii) DISCLAIMER OF DUTIES; INDEMNIFICATION. EACH REPRESENTATIVE SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL CORPORATE AFFAIR OF SUCH MEMBER), AND NOT TO THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY. THE PROVISIONS OF SECTION 6.02(f)(ii) SHALL ALSO INURE TO THE BENEFIT OF EACH MEMBER’S REPRESENTATIVE. THE COMPANY SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH REPRESENTATIVE FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER MEMBER), OTHER THAN THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE, THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, SUCH REPRESENTATIVE’S SERVICE ON THE MANAGEMENT COMMITTEE.
     (iv) Attendance. Each Member shall use all reasonable efforts to cause its Representative or Alternate Representative to attend each meeting of the Management Committee, unless its Representative is unable to do so because of a “force majeure” event or other event beyond his reasonable control, in which event such Member shall use all reasonable efforts to cause its Representative or Alternate Representative to participate in the meeting by telephone pursuant to Section 6.02(h).
     (b) Chairman and Secretary. One of the Representatives will be designated as Chairman of the Management Committee, in accordance with this Section 6.02(b), to preside over meetings of the Management Committee. For the period through December 31, 2005, the Chairman shall be the Representative designated by SESP. From January 1, 2006 until December 31, 2006, the Chairman shall be the Representative designated by WGPG. Thereafter, unless the Management Committee decides otherwise, the Chairmanship shall be rotated on an annual basis among the Representatives of the Members, with such rotation proceeding with the Member having the largest Sharing Ratio going first (and alphabetically among Members with identical Sharing Ratios), and with the Members named in the preceding two sentences being excluded from the first round of rotation (unless they are the only Members); provided, however, no Member with a Sharing Ratio of less than 20% shall be entitled to designate the Chairman. Any Member may waive its right to the Chairmanship. The Management Committee shall also designate a Secretary of the Management Committee, who need not be a Representative, but shall be an employee of the Chairman’s company or an Affiliate thereof.
     (c) Procedures. The Secretary of the Management Committee shall maintain written minutes of each of its meetings, which shall be submitted for approval within 10 Days after each meeting. The Management Committee may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement.
     (d) Time and Place of Meetings. The Management Committee shall meet quarterly, subject to more or less frequent meetings upon approval of the Management Committee. Notice of, and an agenda for, all Management Committee meetings shall be provided by the Chairman to all Members at least five Days prior to the date of each meeting, together with proposed minutes of the previous Management Committee meeting (if such minutes have not been previously ratified). Special meetings of the Management Committee may be called at such times, and in such manner, as any Member deems necessary. Any Member calling for any such special meeting shall notify the Chairman, who in turn shall notify all Members of the date and agenda for such meeting at least five Days prior to the date of such meeting. Such five-Day period may be shortened by the Management Committee, acting through a Unanimous Interest. All meetings of the Management Committee shall be held at a location designated by the Chairman. Attendance of a Member at a meeting of the Management Committee shall constitute a waiver of notice of such meeting, except where such Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     (e) Quorum. The presence of a Majority Interest shall constitute a quorum for the transaction of business at any meeting of the Management Committee.
     (f) Voting.
     (i) Voting by Sharing Ratios; Voting Thresholds. Except as provided otherwise in this Agreement, voting shall be according to the Members’ respective Sharing Ratios. Set forth below are definitions of the principal voting thresholds that are required to approve certain actions (such thresholds being subject to adjustment pursuant to Section 6.02(f)(iii)):
     (A) “Unanimous Interest” means all of the Members;
     (B) “Ultramajority Interest” means two or more Members holding among them at least 75% of the Sharing Ratios; provided, however, that any Members that are Affiliates of one another shall count as a single Member for purposes of determining whether two or more Members have approved the applicable matter;

     (C) “Supermajority Interest” means two or more Members holding among them at least 62.5% of the Sharing Ratios; provided, however, that any Members that are Affiliates of one another shall count as a single Member for purposes of determining whether two or more Members have approved the applicable matter; and
     (D) “Majority Interest” means two or more Members holding among them at least a majority of the Sharing Ratios; provided, however, that any Members that are Affiliates of one another shall count as a single Member for purposes of determining whether two or more Members have approved the applicable matter.
Except for matters that require the approval of a Unanimous Interest, Ultramajority Interest or a Supermajority Interest pursuant to the provisions of this Agreement, the vote of a Majority Interest shall constitute the action of the Management Committee.
     (ii) DISCLAIMER OF DUTIES. WITH RESPECT TO ANY VOTE, CONSENT OR APPROVAL AT ANY MEETING OF THE MANAGEMENT COMMITTEE OR OTHERWISE UNDER THIS AGREEMENT, EACH MEMBER MAY GRANT OR WITHHOLD SUCH VOTE, CONSENT OR APPROVAL (A) IN ITS SOLE AND ABSOLUTE DISCRETION, (B) WITH OR WITHOUT CAUSE, (C) SUBJECT TO SUCH CONDITIONS AS IT SHALL DEEM APPROPRIATE, AND (D) WITHOUT TAKING INTO ACCOUNT THE INTERESTS OF, AND WITHOUT INCURRING LIABILITY TO, THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY (COLLECTIVELY, “SOLE DISCRETION”). THE PROVISIONS OF THIS SECTION 6.02(f)(ii) SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF A MEMBER OR ITS REPRESENTATIVE.
     (iii) Exclusion of Certain Members and Their Sharing Ratios. With respect to any vote, consent or approval, any Breaching Member or Withdrawn Member shall be excluded from such decision (as contemplated by Section 10.03(b)), and the Sharing Ratio of such Breaching Member or Withdrawn Member shall be disregarded in calculating the voting thresholds in Section 6.02(f)(i). In addition, if any other provision of this Agreement provides that a Majority Interest, Supermajority Interest, Ultramajority Interest or Unanimous Interest is to be calculated without reference to the Sharing Ratio of a particular Member, then the applicable voting threshold in Section 6.02(f)(i) shall be deemed adjusted accordingly.
     (g) Action by Written Consent. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Members that could have taken the action at a meeting of the Management Committee.

     (h) Meetings by Telephone. Members may participate in and hold such meeting by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     (i) Matters Requiring Management Committee Approval. Notwithstanding any other provision of this Agreement, none of the following actions may be taken by, or on behalf of, the Company without first obtaining the vote of the Management Committee described below:
     (i) Unanimous Interest. The following actions shall require the approval of a Unanimous Interest:
     (A) dissolution of the Company pursuant to Section 12.01(a);
     (B) causing or permitting the Company to become Bankrupt (but this provision shall not be construed to require any Member to ensure the profitability or solvency of the Company);
     (C) conducting any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code); and
     (D) any other action that, pursuant to an express provision of this Agreement, requires the approval of a Unanimous Interest.
     (ii) Ultramajority Interest. The following actions shall require the approval of an Ultramajority Interest:
     (A) the Disposition or abandonment of all or substantially all of the Company’s assets;
     (B) causing or permitting the Company to merge, consolidate or convert into any other entity;
     (C) considering at a meeting of the Management Committee a matter not on the agenda for that meeting;
     (D) amending or terminating the COM Agreement or restricting any delegation of authority thereunder; and
     (E) any other action that, pursuant to an express provision of this Agreement, requires the approval of an Ultramajority Interest.

     (iii) Supermajority Interest. The following actions shall require the approval of a Supermajority Interest:
     (A) calling for loans to the Company pursuant to Section 4.02 rather than Capital Contributions pursuant to Section 4.01;
     (B) approving or amending the annual Capital Budget and Operating Budget for the Company (with it being understood that the last approved Capital Budget or Operating Budget shall be used, and deemed approved, for any subsequent period until the new Capital Budget or Operating Budget (as applicable) for that period is so approved, including the parameters within which GMOS and Officers are authorized to expend Company funds without further Management Committee approval;
     (C) selecting a different name for the Company;
     (D) providing for the basic geographic configuration, points of receipt and delivery, pipeline diameter or design capacity of the Initial Facilities to be materially different from that set forth in the form of the FERC Application for the Initial Facilities;
     (E) approving any lease of capacity on the Facilities;
     (F) approving accounting procedures for the Company; and
     (G) any other action that, pursuant to an express provision of this Agreement, requires the approval of a Supermajority Interest.
     (iv) Majority Interest. A Majority Interest shall be required to approve (A) the amount of Available Cash with respect to each Quarter and (B) any other action that, pursuant to an express provision of this Agreement, (1) requires the approval of a Majority Interest or (2) requires the approval of the Management Committee but does not expressly require the approval of a Unanimous Interest, an Ultramajority Interest, or a Supermajority Interest.
     (j) Subcommittees. The Management Committee may create such subcommittees, and delegate to such subcommittees such authority and responsibility, and rescind any such delegations, as it may deem appropriate.
     (k) Officers. The Management Committee may designate one or more Persons to be Officers of the Company. Any Officers so designated shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Management Committee may delegate to them and shall serve at the pleasure of the Management Committee and report to the Management Committee.

     6.03 Construction, Operation and Management Agreement
     (a) Subject to approval by the Management Committee, the Company shall enter into a Construction, Operation, and Management Agreement with GMOS or an Affiliate thereof (the “COM Agreement"), which will set forth (a) the services to be provided to the Company, (b) provisions for the payment to GMOS of its Reimbursable Costs and any other payments approved by the Management Committee, (c) the circumstances under which the COM Agreement may be terminated by the Company or by GMOS, (d) the audit rights of the Company with respect to GMOS, (e) the indemnification of GMOS by the Company, and (f) any other provisions that are consistent with the provisions of this Agreement and approved by the Management Committee. It is anticipated that the COM Agreement contemplated by this Section 6.03(a) with GMOS will be executed by each Member and GMOS concurrently with the execution of this Agreement.
     (b) The COM Agreement entered into by the Company with GMOS shall not be amended nor shall the Company’s right to terminate the COM Agreement be exercised without first obtaining the consent of an Ultramajority Interest.
     6.04 Conflicts of Interest. (a) Notwithstanding Section 6.04(b), the Members and their Affiliates shall be prohibited from competing with the Company in the following circumstances:
     (i) Until the end of the Term, the Members and their Affiliates may only develop, construct, own, acquire and operate the Facilities through the Company or otherwise in accordance with this Agreement.
     (ii) Until the end of the Term, except as provided in Sections 7.02(i) and 7.03(f), the Members and their Affiliates may only develop, construct, own, acquire and operate Construction Capital Opportunities and Acquisition Capital Opportunities through the Company or otherwise in accordance with this Agreement.
The provisions of this Section 6.04(a) shall continue to bind a Withdrawn Member and its Affiliates until the third anniversary of such Withdrawal, but not thereafter. The Members agree that the provisions of this Section 6.04(a) are necessary (I) to further the purposes, business and activities of the Company, and (II) to protect confidential and proprietary information regarding the Company, to which the Members will have access pursuant to this Agreement. The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 6.04(a), the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 6.04(a) and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 11.04.
     (b) Subject to Sections 6.04(a), 7.02 and 7.03, a Member or an Affiliate of a Member may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company, any other Member or any Affiliate of another Member the right to participate therein. Subject to Sections 6.04(a), 7.02 and 7.03, the Company may transact business with any

Member or Affiliate thereof, provided the terms of those transactions are approved by the Management Committee or expressly contemplated by this Agreement or the COM Agreement. Without limiting the generality of the foregoing, the Members recognize and agree that their respective Affiliates currently engage in certain activities involving natural gas and electricity marketing and trading (including futures, options, swaps, exchanges of future positions for physical deliveries and commodity trading), gathering, processing, storage, transportation and distribution, electric generation, development and ownership, as well as other commercial activities related to natural gas and that these and other activities by Members’ Affiliates may be based on natural gas that is shipped through the Facilities or otherwise made possible or more profitable by reason of the Company’s activities (herein referred to as “Affiliate’s Outside Activities”). Subject to Sections 6.04(a), 7.02 and 7.03, (i) no Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any Affiliate’s Outside Activities, and (ii) no Member or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such Affiliate’s Outside Activities with, the Company, any other Member or any Affiliate of any other Member, by reason of such Affiliate’s Outside Activities. The provisions of this Section 6.04(b) constitute an agreement to modify or eliminate fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.
     (c) Notwithstanding any other provision in this Agreement, if the Company and a Member or an Affiliate thereof propose to enter into or amend a contract or arrangement with each other (a “Contract Decision”) or if a dispute arises between the Company and an Affiliate of a Member under a Gas Transportation Service Agreement or any other contract or arrangement, (i) such Member shall not participate in (by its Representative’s vote on the Management Committee or otherwise) the Contract Decision or the decisions of the Company with respect to such dispute and (ii) the determination of whether a Unanimous Interest, Supermajority Interest, Ultramajority Interest or Majority Interest has been obtained concerning any matter relating to such Contract Decision or dispute shall be calculated without reference to such Member; provided however, if at the time there are only two Members of the Management Committee that are not Affiliates of one another, any such Contract Decision that is not resolved by discussion among the Management Committee, and any such dispute, shall be resolved in accordance with Article 11.
     6.05 Indemnification for Breach of Agreement. Each Member shall indemnify, protect, defend, release and hold harmless each other Member, its Representative, its Affiliates, and its and their respective directors, officers, trustees, employees and agents from and against any Claims asserted by or on behalf of any Person (including another Member) that result from a breach by the indemnifying Member of this Agreement; provided, however, that this Section 6.05 shall not (a) apply to any Claim or other matter for which a Member (or its Representative) has no liability or duty, or is indemnified or released, pursuant to Section 6.02(a)(iii), 6.02(f)(ii) or 6.04 or pursuant to the terms of the Services Agreements or (b) hold the indemnified Person harmless from special, consequential or exemplary damages, except in the case where the indemnified Person is legally obligated to pay such damages to another Person.

ARTICLE 7
DEVELOPMENT OF FACILITIES
     7.01 Development of Initial Facilities.
          (a) Approval of FERC Certificate for Initial Facilities. No later than 10 Days prior to the FERC Response Date, the Management Committee shall vote on whether the FERC Certificate for the Initial Facilities is issued on terms and conditions which are not materially different from those requested in the FERC Application for the Initial Facilities and whether the Company shall (i) accept the FERC Certificate for the Initial Facilities without seeking rehearing, (ii) accept such FERC Certificate and seek rehearing of the order issuing the FERC Certificate, or (iii) reject such FERC Certificate. The Management Committee shall be deemed to have approved the FERC Certificate for the Initial Facilities if the Management Committee by a Ultramajority Interest determines that such certificate is issued on terms and conditions which are not materially different from those requested in the FERC Application for the Initial Facilities. In such event, the Management Committee shall accept the FERC Certificate prior to the Response Date with or without seeking rehearing of the order issuing the FERC Certificate for the Initial Facilities. In such event each Member shall be firmly committed to the construction of the Initial Facilities and the construction of the Initial Facilities shall not be subject to any conditions precedent, including but not limited to Management Committee approval of any financial commitment for obtaining funds to finance the Initial Facilities or a Management Committee Approval to construct the Initial Facilities.
     (A) If the Management Committee by a vote of an Ultramajority Interest finds that the FERC Certificate for the Initial Facilities is issued on terms and conditions which are materially different from those requested in the FERC Application for the Initial Certificate and all the Members vote to accept the order issuing the FERC Certificates with or without seeking rehearing, then the Management Committee shall accept the FERC Certificate prior to the Response Dates and in such event each Member shall be firmly committed to the construction of the Initial Facilities and the construction of the Initial Facilities shall not be subject to any conditions precedent as provided in Section 7.01(a).
     (B) If the Management Committee by a vote of an Ultramajority Interest finds that the FERC Certificate for the Initial Facilities is issued on terms and conditions which are materially different from those requested in the FERC Application for the Initial Facilities and one or more of the Members vote to accept the order issuing the FERC Certificate with or without seeking rehearing and one or more of the Members vote to reject the order issuing the FERC Certificate for the Initial Facilities with or without seeking rehearing (or did not vote), then the Members that voted to accept such FERC Certificate shall be free to proceed with the construction of the Initial Facilities under this agreement, such vote being deemed the requisite vote of the Management Committee, and the Members that voted to reject such FERC Certificate shall be deemed to have Withdrawn from the Company. Those Members that elect to proceed with the construction of the Initial Facilities shall be firmly committed to the construction of the Initial Facilities and the construction of the Initial Facilities shall not be subject to any conditions precedent as provided in Section 7.01(a). In the event no Member votes to accept the order issuing the FERC Certificate for the Initial Facilities, then such vote shall be a Dissolution Event and the Company shall dissolve and its offices shall be wound up pursuant to Article 12.
     7.02 Construction Capital Opportunities. The following provisions shall constitute the exclusive procedure by which Construction Capital Opportunities may be approved and constructed by the Company, a Member or an Affiliate of a Member:
     (a) Proposal. Subject to Section 7.02(i), any one or more Members that become aware of a Construction Capital Opportunity may submit it to the Company by notifying the other Members of the nature of the proposed Construction Capital Opportunity, including such details as are then available, and providing a detailed explanation of the reasons why such Construction Capital Opportunity is being requested.
     (b) Feasibility Study. As soon as reasonably practicable and in no event later than 60 Days after the giving of the notice described in Section 7.02(a), the Management Committee shall vote on whether to authorize a feasibility study for the Construction Capital Opportunity. Upon the vote of the Management Committee to authorize such a study, GMOS shall prepare and deliver to each Member the findings of such feasibility study, which shall include a detailed description of the Construction Capital Opportunity and the Estimated Cost thereof, appropriate rate information and the proposed financing therefor.
     (c) Development Vote. Within 60 Days after the study described in Section 7.02(b) has been received by each Member, the Management Committee shall vote on whether to proceed with the development of the proposed Construction Capital Opportunity as set forth in such study. Upon the vote of the Management Committee to proceed with the development of the proposed Construction Capital Opportunity, the Company shall proceed with such development, including the acquisition of Necessary Regulatory Approvals and the Financing Commitment. A vote to proceed with the development of a Construction Capital Opportunity shall be without prejudice to any subsequent votes with respect to such Construction Capital Opportunity.
     (d) Conditions to Construction. Except with the approval of a Supermajority Interest, the Company shall not incur any material costs or obligations with respect to the Construction Capital Opportunity or be obligated under any Financing Commitment relating to the Construction Capital Opportunity until (i) the Necessary Regulatory Approvals for the Construction Capital Opportunity have been obtained, (ii) any Financing Commitment for the Construction Capital Opportunity has been negotiated and is ready for acceptance by the Company (with the Management Committee to decide whether such Financing Commitment utilizes a Financing Entity), (iii) all conditions precedent (other than any conditions requiring that the Members approve construction of the Construction Capital Opportunity or requiring the Construction Capital Opportunity to be constructed) under any precedent agreements with respect to any applicable Gas Transportation Service Agreements for the Construction Capital Opportunity have been satisfied, (iv) the Estimated Cost of the Construction Capital Opportunity has been determined by GMOS, based on bids from two or more general contractors, and (v) the Management Committee has approved the commitment to construct the Construction Capital Opportunity as provided in Section 7.02(e).

     (e) Construction Vote. Immediately following the last to occur of the events referred to in Section 7.02(d)(i), (ii), (iii) and (iv), the Management Committee shall vote on whether the Company shall be committed to construct the Construction Capital Opportunity (which commitment to construct shall (i) constitute an acceptance of any Financing Commitment for the Construction Capital Opportunity, and (ii) be accompanied by the selection of contractors on the basis of cost and qualification).
     (f) Financing Commitment. After the Financing Commitment relating to the Construction Capital Opportunity has been approved (as part of an Affirmative Construction Vote), the Company shall not incur any material costs or obligations with respect to the Construction Capital Opportunity until all conditions precedent to the obtaining by the Company of funds pursuant to the applicable Financing Commitment relating to the Construction Capital Opportunity have been satisfied, except with approval by the Management Committee (through a Supermajority Interest). If a Supermajority Interest decides that there will not be a Financing Commitment for a Construction Capital Opportunity, this Section 7.02(f) shall not apply with respect to that Construction Capital Opportunity.
     (g) Construction of Construction Capital Opportunity. Unless a construction agreement has been theretofore executed pursuant to the approval of a Supermajority Interest, after an Affirmative Construction Vote for the Construction Capital Opportunity, (i) GMOS shall negotiate a construction agreement (in consultation with the Management Committee to the extent requested by the Management Committee) with the contractors selected by the Management Committee and submit the agreements to the Management Committee for its approval; (ii) upon such approval, the Company shall enter into the construction agreements with the contractors; and (iii) GMOS shall oversee the performance under the construction contracts, coordinate with the contractors in connection with the construction, administer the construction contracts and regularly report to the Management Committee on the progress of the construction. GMOS shall not amend in any material respect or terminate the construction agreements, relinquish any material rights thereunder, or institute litigation or arbitration against the contractors, except with the approval of the Management Committee.
     (h) Dilution. If (i) an Affirmative Construction Vote pursuant to Section 7.02(e) is not unanimous, and (ii) one or more Members, that voted in the negative in connection with said Affirmative Construction Vote pursuant to Section 7.02(e), elect in writing within 10 Days after such vote to be diluted, then (A) any such electing Member shall not be required to make any Capital Contribution to the Company pursuant to Section 4.01 in connection with the construction of the Construction Capital Opportunity in question, and (B) each such electing Member’s Sharing Ratio shall, upon the contribution by the other Members of the Capital Contribution required in connection with the construction of the Construction Capital Opportunity in question, be reduced by multiplying it by a fraction, (I) the numerator of which is the aggregate positive balances in the Members’ Capital Accounts, with such balances being determined immediately following their adjustment pursuant to the third and fourth sentences of Section 4.05(a), and (II) the denominator of which is the sum of (aa) such numerator and (bb) the total of all Capital Contributions that the Management Committee then estimates will be required of all Members in connection with the Construction Capital Opportunity in question, based upon the Estimated Cost of such Construction Capital Opportunity and all other factors deemed relevant by the Management Committee (with the Sharing Ratios of the other Members being proportionately increased). As soon as the actual amount of such Capital Contributions has been determined by the Management Committee, such Member’s Sharing Ratio shall be readjusted, using the method described in Section 7.02(h)(B), but using such actual amount of such Capital Contributions instead of such estimate.
     (i) Pursuit Outside of Company. One or more Members or its Affiliates may pursue a Construction Capital Opportunity (other than looping of or compression on the Facilities and other than the modification of capacity on the Facilities by the changing of the pipe size of any part of the Facilities) for their own account, rather than through the Company (and the Company and other Members shall have no interest therein), if such Member or its Affiliates elect in their Sole Discretion to pursue such Construction Capital Opportunity for their own account.
     7.03 Acquisition Capital Opportunities. The following provisions shall constitute the exclusive procedure by which Acquisition Capital Opportunities may be approved and acquired by the Company, a Member or an Affiliate of a Member:
     (a) Proposal. Subject to Section 7.03(f), any one or more Members that become aware of an Acquisition Capital Opportunity may submit it to the Company by notifying the other Members of the nature of the proposed Acquisition Capital Opportunity, including such details as are then available, and providing a detailed explanation of the reasons why such Acquisition Capital Opportunity is being requested, together with the Estimated Cost of the Acquisition Capital Opportunity.
     (b) Negotiation Vote. As soon as reasonably practicable and in no event later than 20 Days after the giving of the notice described in Section 7.03(a), the Management Committee shall vote on whether to authorize a negotiating team specified by the Management Committee to negotiate with the proposed seller a form of purchase and sale agreement, based upon such instructions as the Management Committee shall set forth.
     (c) Acquisition Vote. If the negotiating team is able to negotiate a form of purchase and sale agreement that is acceptable to the seller, the Management Committee shall vote on whether the Company shall enter into such purchase and sale agreement. If such agreement is executed, the terms thereof shall govern the rights and obligations of the Company. Any such affirmative vote is herein called the “Affirmative Acquisition Vote”, provided that, if such purchase and sale agreement is terminated without a closing occurring thereunder, it shall be deemed for the purposes of the other provisions of this Agreement that no Affirmative Acquisition Vote occurred.
     (d) Other Details. All details related to the Acquisition Capital Opportunity that are not set forth in this Section 7.03 (including whether any Financing Commitment (and the terms thereof) is to be entered into in connection therewith) shall be determined by the Management Committee.
     (e) Dilution. If (i) an Affirmative Acquisition Vote pursuant to Section 7.03(c) is not unanimous, and (ii) one or more Members that voted in the negative in connection with said Affirmative Acquisition Vote pursuant to Section 7.03(c), elect in writing within 10 Days after such vote to be diluted, then (A) any such electing Member shall not be required to make any Capital Contribution to the Company pursuant to Section 4.02 in connection with the acquisition of the Acquisition Capital Opportunity in question, and (B) each such electing Member’s Sharing Ratio shall, upon the contribution by the other Members of the Capital Contribution required in connection with the acquisition of the Acquisition Capital Opportunity in question, be reduced by multiplying it by a fraction, (I) the numerator of which is the aggregate positive balances in the Members’ Capital Accounts, with such balances being determined immediately following their adjustment pursuant to the third and fourth sentences of Section 4.05(a), and (II) the denominator of which is the sum of (aa) such numerator and (bb) the total of all Capital Contributions that the Management Committee then estimates will be required of all Members in connection with the Acquisition Capital Opportunity in question, based upon the Estimated Cost of such Acquisition Capital Opportunity and all other factors deemed relevant by the Management Committee (with the Sharing Ratios of the other Members being proportionately increased). As soon as the actual amount of such Capital Contributions has been determined by the Management Committee, such Member’s Sharing Ratio shall be readjusted, using the method described in Section 7.03(e)(B), but using such actual amount of such Capital Contributions instead of such estimate.
     (f) Pursuit Outside of Company. One or more Members or its Affiliates may pursue an Acquisition Capital Opportunity (other than looping of or compression on the Facilities and other than the modification of capacity on the Facilities by the changing of the pipe size of any part of the Facilities) for their own account, rather than through the Company (and the Company and other Members shall have no interest therein), if such Member or its Affiliates elect in their Sole Discretion to pursue such Acquisition Capital Opportunity for their own account.
     7.04 General Regulatory Matters.
     (a) The Members acknowledge that the Company will be a “natural gas company” as defined in Section 2.(6) of the NGA.
     (b) Each Member shall (i) cooperate fully with the Company, the Management Committee and GMOS in securing the Necessary Regulatory Approvals, including supporting all FERC Applications, and in connection with any reports prescribed by the FERC and any other Governmental Authority having jurisdiction over the Company; (ii) join in any eminent domain takings by the Company, to the extent, if any, required by Law; and (iii) devote such efforts as shall be reasonable and necessary to develop and promote the Facilities for the benefit of the Company, taking into account such Member’s Sharing Ratio, resources and expertise.
ARTICLE 8
TAXES
     8.01 Tax Returns. GMOS shall prepare and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to GMOS all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.
     8.02 Tax Elections. The Company shall make the following elections on the appropriate tax returns:
     (a) to adopt as the Company’s fiscal year the calendar year;
     (b) to adopt the accrual method of accounting;
     (c) if a distribution of the Company’s property as described in Code Section 734 occurs or upon a transfer of Membership Interest as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties;
     (d) to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) of the Code; and
     (e) any other election the Management Committee may deem appropriate.
Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.
     8.03 Tax Matters Member. (a) The Management Committee shall designate a Member to serve as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.
     (b) The Tax Matters Member shall provide any Member, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation by such Member of its income tax returns and such Member’s tax information reporting requirements.
     (c) The Tax Matters Member shall take no action without the authorization of the Management Committee, other than such action as may be required by Law. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.
     (d) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Management Committee. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within 90 Days from the date of the settlement.
     (e) No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Management Committee consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 Days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226, 6228 or other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.
     (f) If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
ARTICLE 9
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
     9.01 Maintenance of Books. (a) GMOS shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Management Committee complete and accurate books and records of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 9.02, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of its Members and the Management Committee, and any other books and records that are required to be maintained by applicable Law.
     (b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with Required Accounting Practices, and (iii) unless the Management Committee decides otherwise, audited by the Certified Public Accountants at the end of each calendar year.
     9.02 Reports. (a) With respect to each calendar year, GMOS shall prepare and deliver to each Member:
(i) Within 90 Days after the end of such calendar year, a statement of operations and a statement of cash flows for such year, a balance sheet and a statement of each Member’s Capital Account as of the end of such year, and an audited report thereon of the Certified Public Accountants; provided, however, upon the written request of one or more Members at least 60 Days prior to the applicable calendar year end, which request shall be a standing request effective for subsequent calendar years unless and until revoked by the requesting Member, GMOS shall prepare and deliver to the requesting Member(s) within 30 Days after the end of each such calendar year the foregoing information except for the audited report, which GMOS shall prepare and deliver to the requesting Member(s) within 50 Days after the end of each such calendar year.
(ii) Within 75 Days after the end of such calendar year, such federal, state and local income tax returns and such other accounting and tax information and schedules as shall be necessary for tax reporting purposes by each Member with respect to such year; provided, however, upon the written request of one or more Members at least 60 Days prior to the applicable calendar year end, which request shall be a standing request effective for subsequent calendar years unless and until revoked by the requesting Member, GMOS shall prepare and deliver to the requesting Member(s) the foregoing returns, information and schedules within 30 Days after the end of each such calendar year.
     (b) Upon the written request of one or more Members at least 60 Days prior to the applicable calendar year end, which request shall be a standing request effective for subsequent calendar years unless and until revoked by the requesting Member, GMOS shall prepare and deliver to the requesting Member(s) the following information within 30 Days after the end of such calendar year:
     (i) A discussion and analysis of the results of operations including detailed explanations of significant variances in revenues, expenses and cash flow activities appearing in the audited financial statements, as compared to the same periods in the prior calendar year, and relevant operational statistics, including volumetric data;
     (ii) A schedule of amounts due by year for contractual obligations that will impact Available Cash including, but not limited to, notes payable, capital leases, operating leases, and purchase obligations; and
     (iii) A three-year forward-looking forecast that includes a balance sheet, profit and loss statement, and a statement of cash flows. Such forecast shall include information pertaining to the underlying assumptions used in its preparation including, but not limited to, volumetric, revenue per-unit and capital expenditure assumptions. Such forecast also shall be updated within 45 Days after execution by the Company of a material Gas Transportation Service Agreement if the timing and amount of revenues or expenses resulting from such agreement are materially different than estimates included in the forward-looking forecast.
The reasonable incremental cost to GMOS of preparing the above reports shall be reimbursed to GMOS by the Member requesting such reports and, in the case of two or more Members requesting such reports, equally by such Members. Such cost shall be determined in accordance with Article III of the Accounting Procedure set forth in Exhibit A to the applicable Services Agreement.
     (c) Within 25 Days after the end of each calendar month, GMOS shall cause to be prepared and delivered to each Member with an appropriate certification of the Person authorized to prepare the same (provided that the Management Committee may change the financial statements required by this Section 9.02(c) to a quarterly basis or may make such other change therein as it may deem appropriate):
     (i) A statement of operations for such month (including sufficient information to permit the Members to calculate their tax accruals) and for the portion of the calendar year then ended as compared with the same periods for the prior calendar year and with the budgeted results for the current periods; and
     (ii) A balance sheet and a statement of each Member’s Capital Account as of the end of such month and the portion of the calendar year then ended.
     (d) Upon the written request of one or more Members at least 60 Days prior to the applicable calendar quarter end, which request shall be a standing request effective for subsequent calendar quarters unless and until revoked by the requesting Member, within 25 Days after the end of each of the first three calendar quarters of each year, GMOS shall cause to be prepared and delivered to each Member (i) a statement of operations for such quarter and year-to-date, a statement of cash flows and a statement of each Member’s Capital Account for the year-to-date period, and a balance sheet as of the end of such quarter, (ii) a discussion and analysis of the results of operations including detailed explanations of significant variances in revenues, expenses and cash flow activities appearing in the financial statements (as formally reviewed by the Certified Public Accountants), as compared to the same periods in the prior calendar year, and relevant operational statistics, including volumetric data, and (iii) within 40 Days after the end of such quarter, a formal review report thereon of the Certified Public Accountants.
     (e) In addition to its obligations under subsections (a), (b), (c) and (d) of this Section 9.02, GMOS shall timely prepare and deliver to any Member, upon request, all of such additional financial statements, notes thereto and additional financial information as may be required in order for each Member or an Affiliate of such Member to comply with any reporting requirements under (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and (iii) any national securities exchange or automated quotation system. The reasonable incremental cost to GMOS of preparing and delivering such additional financial statements, notes thereto and additional financial information, including any required incremental audit fees and expenses, shall be reimbursed to GMOS by the Member requesting such reports and, in the case of two or more Members requesting such additional information, equally by such Members. Such cost shall be determined in accordance with Article III of the Accounting Procedure set forth in Exhibit A to the applicable Services Agreement.
     (f) GMOS shall also cause to be prepared and delivered to each Member such other reports, forecasts, studies, budgets and other information as the Management Committee may request from time to time.
     (g) For purposes of clarification and not limitation, any audit or examination by a Member pursuant to Section 3.5 of the COM Agreement may, at the option of such Member, include audit or examination of the books, records and other support for the costs incurred pursuant to subsections (b) and (e) of this Section 9.02.

     9.03 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Management Committee. All withdrawals from any such depository shall be made only as authorized by the Management Committee and shall be made only by check, wire transfer, debit memorandum or other written instruction.
ARTICLE 10
WITHDRAWAL
     10.01 No Right of Withdrawal. A Member has no power or right to voluntarily Withdraw from the Company.
     10.02 Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company upon the occurrence of any of the following events:
     (a) the Member is deemed, pursuant to Section 7.01(a)(B) to have Withdrawn from the Company;
     (b) there occurs an event that (i) makes it unlawful for the Member to continue to be a Member or (ii) causes the Member’s continued membership in the Company to subject the Company, any other Member, or any “affiliate” (as defined in PUHCA) of any other Member to regulation under PUHCA, unless all other Members, in their Sole Discretion, unanimously determine such regulation not to be burdensome and so inform the Member subjected to such event in writing within three Business Days following such event;
     (c) the Member becomes Bankrupt;
     (d) the Member dissolves and commences liquidation or winding-up; or
     (e) the Member commits a Default.
In the case of an event described in Section 10.02(b)(ii), if the regulation under PUHCA referred to in said Section can be avoided by the Disposition by the affected Member of all or a portion of its Membership Interest to another Person and the affected Member desires to effect such a Disposition, then the affected Member shall have the option (but not the obligation) to avoid such deemed Withdrawal by giving, within five Business Days after the three Business Day period referred to above, the Disposition Notice referred to in Section 3.03(b)(ii)(A) with respect to such Disposition, and if the other Members do not exercise their Preferential Right in accordance therewith, the affected Member must consummate the Disposition to such other Person within seven Business Days after such Preferential Right is waived or deemed to be waived under the provisions of Section 3.03(b)(ii)(A) (or, if later, within five Business Days after the receipt of all applicable Authorizations to the Disposition).
     10.03 Effect of Withdrawal. A Member that is deemed to have Withdrawn pursuant to Section 10.02 (a “Withdrawn Member”), must comply with the following requirements in connection with its Withdrawal:

     (a) The Withdrawn Member ceases to be a Member immediately upon the occurrence of the applicable Withdrawal event.
     (b) The Withdrawn Member shall not be entitled to receive any distributions from the Company except as set forth in Section 10.03(e), and neither it nor its Representative shall be entitled to exercise any voting or consent rights, or to appoint any Representative or Alternative Representative to the Management Committee (and the Representative (and the Alternative Representative) appointed by such Member shall be deemed to have resigned) or to receive any further information (or access to information) from the Company. The Sharing Ratio of such Member shall not be taken into account in calculating the Sharing Ratios of the Members for any purposes. This Section 10.03(b) shall also apply to a Breaching Member; but if a Breaching Member cures its breach during the applicable cure period, then any distributions that were withheld from such Member shall be paid to it, without interest.
     (c) The Withdrawn Member must pay to the Company all amounts owed to it by such Withdrawn Member.
     (d) The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrue prior to the Withdrawal.
     (e) In the event of a deemed Withdrawal under Section 10.02(b) or (c), the Withdrawn Member shall be entitled to receive a portion of each distribution that is made by the Company from and after the In-Service Date, equal to the product of the Withdrawn Member’s Sharing Ratio as of the date of its Withdrawal times the aggregate amount of such distribution; provided, however, that the Withdrawn Member’s rights under this Section 10.03(e) shall automatically terminate at such time as the Withdrawn Member has received an aggregate amount under this Section 10.03(e) equal to the sum of (i) the positive balance in the Withdrawn Member’s Capital Account, determined as of the date of the Withdrawal after adjustment pursuant to the third and fourth sentences of Section 4.05(a), plus (ii) any Indebtedness of the Company owed to such Member at the time of the Withdrawal. From the date of the Withdrawal to the date of such payment, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account, until such payment is made. The rights of a Withdrawn Member under this Section 10.03(e) shall (A) be subordinate to the rights of any other creditor of the Company, (B) not include any right on the part of the Withdrawn Member to receive any interest (except as may otherwise be provided in the evidence of any Indebtedness of the Company owed to such Withdrawn Member) or other amounts with respect thereto; (C) not require the Company to make any distribution (the Withdrawing Member’s rights under this Section 10.03(e) being limiting to receiving a portion of such distributions as the Management Committee may, in its Sole Discretion, decide to cause the Company to make); (D) not require any Member to make a Capital Contribution or a loan to permit the Company to make a distribution or otherwise to pay the Withdrawing Member; and (E) be treated as a liability of the Company for purposes of Section 12.02. Except as set forth in this Section 10.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest.

     (f) The Sharing Ratio of the Withdrawn Member shall be allocated among the remaining Members in the proportion that each Member’s Sharing Ratio bears to the total Sharing Ratio of all remaining Members, or in such other proportion as the Members may unanimously agree.
     (g) A deemed Withdrawal under Section 7.01(a)(B) shall carry no connotation or implication that the Withdrawn Member has breached this Agreement or otherwise acted contrary to the intent of this Agreement, it being understood that (i) each Member is completely free to cast its vote as it wishes at the Management Committee meetings described in such Sections and (ii) the concept of “deemed Withdrawal” in such Sections is merely a convenient technique for permitting the continued development of the Initial Facilities by the Members that desire to continue such development.
ARTICLE 11
DISPUTE RESOLUTION
     11.01 Disputes. This Article 11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Article 11 to a particular dispute. Notwithstanding the foregoing, this Article 11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be resolved by a vote of the Members (including through the Management Committee); provided, however, that (i) if there is a failure to obtain an Ultramajority Interest or a Supermajority Interest (as applicable) with respect to any matter within the scope of Section 6.02(i)(ii)(C) or 6.02(i)(iii)(B), the action to be taken by the Company with respect to such matters can be determined pursuant to this Article 11, (ii) any matter that is expressly stated herein to be determinable by arbitration may be so determined pursuant to this Article 11 and (iii) if a vote, approval, consent, determination or other decision must, under the terms of this Agreement, be made (or withheld) in accordance with a standard other than Sole Discretion (such as a reasonableness standard), then the issue of whether such standard has been satisfied may be a dispute to which this Article 11 applies. Any dispute to which this Article 11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 11 shall be the exclusive method of resolving Disputes.
     11.02 Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Members shall attempt to resolve such Dispute through the following procedure:
     (a) first, the Representative of each of the Disputing Members shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;
     (b) second, if the Dispute is still unresolved after 20 Days following the commencement of the negotiations described in Section 11.02(a), then the chief executive officer (or his designee) of the Parent of each Disputing Member shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and

     (c) third, if the Dispute is still unresolved after 10 Days following the commencement of the negotiations described in Section 11.02(b), then any Disputing Party may submit such Dispute to binding arbitration under this Article 11 by notifying the other Disputing Members (an “Arbitration Notice”).
     11.03 Selection of Arbitrator. (a) Any arbitration conducted under this Article 11 shall be heard by a sole arbitrator (the “Arbitrator”) selected in accordance with this Section 11.03. Each Disputing Member and each proposed Arbitrator shall disclose to the other Disputing Members any business, personal or other relationship or Affiliation that may exist between such Disputing Member and such proposed Arbitrator, and any Disputing Member may disapprove of such proposed Arbitrator on the basis of such relationship or Affiliation.
     (b) The Disputing Member that submits a Dispute to arbitration shall designate a proposed Arbitrator in its Arbitration Notice. If any other Disputing Member objects to such proposed Arbitrator, it may, on or before the tenth Day following delivery of the Arbitration Notice, notify all of the other Disputing Members of such objection. All of the Disputing Members shall attempt to agree upon a mutually-acceptable Arbitrator. If they are unable to do so within 20 Days following delivery of the notice described in the immediately-preceding sentence, any Disputing Member may request the American Arbitration Association (or, if such Association has ceased to exist, the principal successor thereto) (the “AAA”) to designate the Arbitrator. If the Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 11.03.
     11.04 Conduct of Arbitration. The Arbitrator shall expeditiously (and, if possible, within 90 Days after the Arbitrator’s selection) hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in the City of Houston, Texas. The arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the AAA (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator or the AAA), to the extent that such Rules do not conflict with the terms of this Agreement. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power (a) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Member will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (b) to grant injunctive relief and enforce specific performance. If it deems necessary, the Arbitrator may propose to the Disputing Members that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Disputing Members, which shall not be unreasonably withheld. Each Disputing Member, the Arbitrator and any proposed expert shall disclose to the other Disputing Members any business, personal or other relationship or Affiliation that may exist between such Disputing Member (or the Arbitrator) and such proposed expert; and any Disputing Member may disapprove of such proposed expert on the basis of such relationship or Affiliation. The decision of the Arbitrator (which shall be rendered in writing) shall be final, nonappealable and binding upon the Disputing Members and may be enforced in any court of competent jurisdiction; provided that the Members agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive, special, consequential or exemplary damages to any Disputing Member. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator and any experts retained by the Arbitrator, shall be allocated among the Disputing Members in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each Disputing Member shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses to one or more other Disputing Members.
ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION
     12.01 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
     (a) the unanimous consent of the Management Committee to dissolve the Company;
     (b) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;
     (c) the Disposition or abandonment of all or substantially all of the Company’s business and assets; or
     (d) an event that makes it unlawful for the business of the Company to be carried on.
     12.02 Winding-Up and Termination. (a) On the occurrence of a Dissolution Event, the Management Committee shall designate a Member or other Person to serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding-up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
     (i) as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;
     (ii) the liquidator shall discharge from Company funds all of the Indebtedness of the Company and other debts, liabilities and obligations of the Company (including all expenses incurred in winding-up and any loans described in Section 4.02) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
     (iii) all remaining assets of the Company shall be distributed to the Members as follows:

     (A) the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 5;
     (B) with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and
     (C) Company property (including cash) shall be distributed among the Members in accordance with Section 5.02; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation).
     (b) The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
     (c) No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that there is a reasonable basis for believing will ever be needed again shall be furnished to GMOS, who shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period at least three years. At such time as GMOS no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution the opportunity to take over such custody, shall deliver such books and records to such Persons if they elect to take over such custody and may destroy such books and records if they do not so elect. Any such custody by such Persons shall be on such terms as they may agree upon among themselves.
     12.03 Deficit Capital Accounts. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in another Member’s Capital Account.
     12.04 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.05, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 13
GENERAL PROVISIONS
     13.01 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.
     13.02 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Member to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or in the instrument described in Section 3.03(b)(iv)(A)(II) or 3.04, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
     13.03 Entire Agreement; Superseding Effect. This Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior agreements.
     13.04 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.
     13.05 Amendment or Restatement. This Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by a Unanimous Interest.
     13.06 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
     13.07 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.
     13.08 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 13.08 shall not obligate a Member to furnish guarantees or other credit supports by such Member’s Parent or other Affiliates.
     13.09 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
     13.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
     13.11 Fair Market Value Determination.
     (a) Preferential Purchase Right. If the Fair Market Value of a Membership Interest is to be determined for purposes of Section 3.03(b)(ii), the Disposing Member, on the one side, and all other Members who in good faith have an interest in possibly exercising the applicable Preferential Right, on the other side, shall seek to determine such Fair Market Value by mutual agreement. As soon as either side decides that mutual agreement will not be reached, it may give notice to the other side that it elects to initiate the process set forth in Section 13.11(c) to determine such Fair Market Value.
     (b) Change of Member Control. If the Fair Market Value of a Membership Interest is to be determined for purposes of Section 3.03(b)(vi), the Changing Member, on the one side, and all other Members who in good faith have an interest in possibly exercising the applicable Buy-out Right, on the other side, shall seek to determine such Fair Market Value by mutual agreement. As soon as either side decides that mutual agreement will not be reached, it may give notice to the other side that it elects to initiate the process set forth in Section 13.11(c) to determine such Fair Market Value.
     (c) Appraisal. The side (the “First Side”) that gives the notice (the “FMV Notice”) to the other side (the “Second Side”) pursuant to Section 13.11(a) or (b) shall include in the FMV Notice the name of the appraisal firm selected by the First Side. Within 30 Days after the giving of the FMV Notice, the Second Side shall notify (the “Second Notice”) the First Side of the appraisal firm selected by the Second Side, provided that, if the Second Side fails to so select its appraisal firm, the Appraisal Committee shall consist solely of the appraisal firm selected by the First Side. The two appraisal firms so selected (if applicable) shall select a third appraisal firm within 15 Days after the giving of the Second Notice, and if they fail to do so within such period, such third firm will be selected by the American Arbitration Association at the request of either side within 10 Days after such request (such third firm, together with the appraisal firms selected by the First Side and the Second Side, being herein called the “Appraisal Committee”). Within 30 Days after the last member of the Appraisal Committee is selected, each of the First Side and Second Side shall submit a proposed Fair Market Value to the Appraisal Committee, together with any supporting documentation such side deems appropriate. If either side fails to submit its proposed Fair Market Value within the required time period, the Fair Market Value proposed by the other side (assuming such other side has submitted its proposed Fair Market Value within the required time period) shall be deemed to be the Fair Market Value, and same shall be deemed to be determined as of the last day of such time period. If both sides submit their respective proposed Fair Market Value on a timely basis, the Appraisal Committee shall determine, by majority vote, the Fair Market Value (which must be one of the two proposals) as promptly as possible (and in any event on or before the 30th Day after submittal of the latter of the two competing proposals), which determination shall be final and binding on both sides. The cost of such appraisal shall be paid in equal portions by both sides, except that each side shall bear the fees and expenses of the appraisal firm selected by it. Each appraisal firm selected pursuant to this Section 13.11(c) shall be an investment banking, accounting or other firm that performs appraisal and valuation services. Each side shall provide to the other and, if applicable, the Appraisal Committee, all information reasonably requested by them.
[Remainder of page intentionally left blank. Signature page follows.]

     IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

MEMBERS:

SPECTRA ENERGY SOUTHEAST PIPELINE CORPORATION

By:	/s/ Mark Fiedorek

Name:	Mark Fiedorek
Title:	President

WGP GULFSTREAM PIPELINE COMPANY, L.L.C.

By:	/s/ Frank J. Ferazzi

Name:	Frank J. Ferazzi
Title:	Vice President
[Signature page to Second Amended and Restated LLC Agreement of Gulfstream Natural Gas System, L.L.C.]

EXHIBIT A
MEMBERS

	Sharing
Name and Address	Ratio	Parent	Representative and Alternate Representatives

Spectra Energy Southeast Pipeline Corporation	50%	Spectra Energy Corp	Guy G. Buckley –Representative
5400 Westheimer Court
Houston, Texas 77056-5310			Mark Fiedorek — Alternate Representative
Attn: Brad Reese
2701 North Rocky Point Drive
Suite 1050, Tampa, Florida 33607
Fax: (813) 289-4438

WGP Gulfstream Pipeline Company, L.L.C.	50%	The Williams Companies, Inc.	Frank J. Ferazzi – Representative
2800 Post Oak Blvd.
Houston, Texas 77056			James C. Moore – Alternate Representative
Attn: Frank J. Ferazzi
Vice President			Richard D. Rodekohr – Alternate Representative
Fax: (713) 215-4269
Exhibit A – Page 1